Exhibit 10.1

EXECUTION COPY
CUSIP NO. [ ]
CREDIT AGREEMENT
dated as of August 7, 2007
Among
MAX BERMUDA LTD.
And
MAX CAPITAL GROUP LTD.
as Borrowers,
VARIOUS FINANCIAL INSTITUTIONS,
as the Lenders,
ING BANK N.V., LONDON BRANCH
And
CITIBANK, NA
As Co-Syndication Agents,
And
BANK OF AMERICA, NATIONAL ASSOCIATION,
as Fronting Bank, as Administrative Agent,
and LC Administrator for the Lenders
and
BANC OF AMERICA SECURITIES LLC, as Sole Lead Arranger and Book Manager

SECTION 2.18 Several Obligations of Borrowers; Parent as Agent of Max Bermuda 42

SCHEDULE 1.1	Concentration Limits
SCHEDULE 2.1	Commitments
SCHEDULE 2.8	Continuing Letters of Credit
SCHEDULE 4.2	Litigation
SCHEDULE 4.8	Subsidiaries, Equity Investments
SCHEDULE 6.7	Liens
SCHEDULE 10.2	Addresses
EXHIBIT A	Form of Compliance Certificate
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D	Form of Security Agreement
EXHIBIT E	Form of Several Letter of Credit
EXHIBIT F	Form of Loan Notice
EXHIBIT G	Form of Commitment Increase Request

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of August 7, 2007, is entered into by and among Max Bermuda Ltd. (f/k/a Max Re Ltd.), a Bermuda company (“Max Bermuda”) and Max Capital Group Ltd. (f/k/a Max Re Capital Ltd.), a Bermuda company (“Parent” and, together with Max Bermuda, each a “Borrower” and collectively the “Borrowers”), various financial institutions which are parties hereto (the “Lenders”), Bank of America, National Association, as fronting bank (in such capacity, the “Fronting Bank”), Bank of America, National Association, as letter of credit administrator (in such capacity, the “LC Administrator”) and Bank of America, National Association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.1 Definitions. When used herein the following terms shall have the following meanings:

ABS means any fixed-income instrument which is rated AAA/Aaa by S&P or Moody’s or the equivalent rating from another nationally recognized rating agency that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a holder of a receivable or other asset and any other rights or entitlements in respect of a pool of receivables or other assets or any money payable by obligors under those receivables or other assets (whether or not the money is payable to the holder of, or beneficial owner under, the instrument on the same terms and conditions as under the receivables or other assets) in relation to receivables or other assets; provided however, such receivables or assets shall be limited to automobile loans, credit card receivables and home equity loans and such other ABS assets as may be acceptable to the Administrative Agent.

Administrative Agent means (a) BofA, in its capacity as administrative agent for the Lenders, and (b) each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.9.

Administrative Agent’s Office means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 with respect to such currency or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Adjusted Fair Market Value means, with respect to any Eligible Investments, an amount equal to the product of the Fair Market Value of such Eligible Investments and the applicable percentage with respect to such Eligible Investment as set forth on Schedule 1.2.

Affiliate means, with respect to any Person, another Person which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

Agent-Related Persons means the Fronting Bank, the Administrative Agent, the LC Administrator (and any successor administrative agent or letter of credit administrator arising under Section 9.9) and the Arranger, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Person and Affiliates.

Aggregate Commitments means the Tranche A Commitments and the Tranche B Commitments of all Lenders.

Agreement means this Credit Agreement.

Alternative Currency means Canadian Dollars, Euros, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.5.

Alternative Currency Equivalent means, at any time, with respect to any amount denominated in Dollars the equivalent amount thereof in the applicable Alternative Currency as determined by the Applicable Issuing Party at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

Alternative Currency Letter of Credit means a Letter of Credit issued in an Alternative Currency.

Alternative Currency LC Sublimit means $25,000,000.

Annual Statement means, as to any Person, the annual financial statement of such Person as required to be filed with the applicable Governmental Authority of such Person’s domicile, together with all exhibits or schedules filed therewith, prepared in conformity with SAP.

Applicable Issuing Party means (a) in the case of Fronted Letters of Credit, the Fronting Bank and (b) in the case of Several Letters of Credit, the LC Administrator.

Applicable Rate means, from time to time, the following percentages per annum, based upon the Parent Debt Rating as set forth below:

		Non-Use Fee		Applicable Margin	Base Rate Loans	Letter of Credit Fee
		—	—	for LIBOR Loans	—	—	—
Pricing Level	Parent Debt Rating	Tranche A	Tranche B	Tranche B	Tranche B	Tranche A	Tranche B

1	= A-/ A3	0.070%	0.060%	0.300%	0.000%	0.250%	0.300%

2	BBB+/Baa1	0.070%	0.070%	0.375%	0.000%	0.250%	0.375%

3	BBB/Baa2	0.070%	0.080%	0.450%	0.000%	0.250%	0.450%

4	BBB-/Baa3	0.070%	0.100%	0.550%	0.000%	0.250%	0.550%

5	<BBB-/Baa3	0.070%	0.125%	0.700%	0.000%	0.250%	0.700%

Parent Debt Rating means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Parent Debt Ratings”) of the Parent’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Parent Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Parent Debt Ratings shall apply (with the Parent Debt Rating for Pricing Level 1 being the highest and the Parent Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Parent Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Parent Debt Rating shall apply; (c) if the Parent has only one Parent Debt Rating, the Pricing Level that is one level lower than that of such Parent Debt Rating shall apply; and (d) if the Parent does not have any Parent Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Parent Debt Rating specified in the certificate delivered pursuant to Section 8.1(e). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Parent Debt Rating shall be effective during the period commencing on the date of the public announcement of each upgrade or downgrade and ending on the date immediately preceding the effective date of the next such change.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender of (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

Assignee Group means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.7(a)), and accepted by the Administrative Agent in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

Attorney Costs means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

Authorized Officers means those officers of the Borrowers whose signatures and incumbency shall have been certified to the Administrative Agent pursuant to Section 8.1(c).

Base Rate means, for any day, a fluctuating rate per annum equal to the higher of (a) Federal Funds Rate plus 1/2 of 1%; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA as its “prime rate”. The “prime rate” is a rate set by BofA based upon various factors including BofA’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loan means a Loan that bears interest based on the Base Rate.

Beneficiary means each Person for whose benefit a Letter of Credit has been issued hereunder.

BofA means Bank of America, National Association and its successors.

Borrower is defined in the Preamble.

Borrower Materials is defined in the last paragraph of Section 5.1.

Borrowing means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders pursuant to Section 2.1(b).

Borrowing Base Certificate means a certificate substantially in the form of Exhibit B with such changes therein as the Administrative Agent may request from time to time.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago, or Hamilton, Bermuda are authorized or required by law to close and if such date relates to any Eurodollar Rate Loan means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

Canadian Dollar and the sign C$ means lawful money of Canada.

Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any Person controlling a bank.

Capital Stock means, as to any Person, any and all shares, interests, partnership interest, participations, rights in or other equivalents (however designated) of such Person’s equity interest (however designated).

Capitalized Lease means, as to any Person, any lease which is or should be capitalized on the balance sheet in accordance with GAAP, together with any other lease which is in substance a financing lease, including, without limitation, any lease under which (a) such Person has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date the lease is entered into or (b) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

Cash means Dollars held by Max Bermuda in a Custody Account.

Cash Equivalents means, at any time:

(a) Government Debt, maturing not more than one year after such time;

(b) commercial paper, maturing not more than one year from the date of issue, which is issued by

(i) a corporation (except an Affiliate of the Borrowers) rated at least A-1 by S&P or P-1 by Moody’s or the equivalent rating from another nationally recognized agency, or

(ii) any Lender (or its holding company);

(c) any certificate of deposit or bankers’ acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

(i) a financial institution which is rated at least BBB- by S&P or Baa3 by Moody’s or 2 or above by the National Association of Insurance Commissioners, or

(ii) any Lender; or

(d) any repurchase agreement with a term of one year or less which

(i) is entered into with

(A) any Lender, or

(B) any other commercial banking institution of the stature referred to in clause (c)(i), and

(ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through (c) that has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(e) investments in money market funds that invest solely in Cash Equivalents described in clauses (a) through (d); and

(f) investments in short-term asset management accounts offered by any Lender for the purpose of investing in loans to any corporation (other than an Affiliate of the Borrowers) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-1 by S&P or P-1 by Moody’s.

Change in Control shall be deemed to have occurred if (a) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Parent or Max Bermuda occurs; (b) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes, directly or indirectly, the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of securities of the Parent that represent 51% or more of the combined voting power of the Parent’s then outstanding securities other than Moore Holdings and Capital Z Partners, or (c) the Parent ceases to own, directly or indirectly, 100% of the Capital Stock of and beneficial interest in Max Bermuda entitled to vote (in accordance with the provisions of the bye-laws of Max Bermuda) upon general matters submitted to shareholders including election of the board of directors.

Code means the Internal Revenue Code of 1986.

Collateral means all property and assets that are from time to time subject to the Security Agreement or on deposit in the LC Collateral Account.

Commitment means, as to each Lender, its Tranche A Commitment and its Tranche B Commitment.

Commitment Termination Date means the Tranche A Commitment Termination Date and/or the Tranche B Commitment Termination Date, as the case may be.

Commitment Termination Event means the occurrence and continuance of any Event of Default and either (a) the Obligations are declared to be due and payable pursuant to Section 7.2, or (b) in the absence of such declaration, the Administrative Agent, acting at the direction of the Required Lenders, gives notice to the Borrowers that the Aggregate Commitments have been terminated.

Compliance Certificate means a certificate substantially in the form of Exhibit A but with such changes as the Administrative Agent may from time to time request for purposes of monitoring the Borrowers’ compliance herewith.

Concentration Limits means the limitations on issuers and other investment parameters set forth on Schedule 1.1.

Consolidated Net Income means, for any period, for Max Bermuda and its Subsidiaries on a consolidated basis, the net income of Max Bermuda and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period calculated in accordance with GAAP.

Contingent Liability means any agreement, undertaking or arrangement by which any Person (outside the ordinary course of business) guarantees, endorses, acts as surety for or otherwise becomes or is contingently liable for (by direct or indirect agreement, contingent or otherwise, to provide funds for payment by, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Debt, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or for the payment of dividends or other distributions upon the shares of any other Person or undertakes or agrees (contingently or otherwise) to purchase, repurchase, or otherwise acquire or become responsible for any Debt, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition of any other Person, or to make payment or transfer property to any other Person other than for fair value received; provided, however, that obligations of Insurance Subsidiaries under Reinsurance Agreements and Primary Policies (including, without limitation, any guaranties by a Borrower of its Insurance Subsidiaries’ obligations thereunder) which are entered into in the ordinary course of business shall not be deemed to be Contingent Liabilities for the purposes of this Agreement. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the Debt, obligation or other liability guaranteed or supported thereby.

Continuing Letters of Credit is defined in Section 2.8.

Contractual Obligation means, relative to any Person, any obligation, commitment or undertaking under any agreement or other instrument to which such Person is a party or by which it or any of its property is bound or subject.

Control means the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled have meanings correlative thereto.

Control Agreement means an agreement between Max Bermuda, the applicable Securities Intermediary and the Administrative Agent with respect to any deposit or securities account of Max Bermuda in which a security interest is purported to be granted to the Administrative Agent pursuant to the Security Agreement which is either in the form of Schedule I to the Security Agreement or in such other form as is reasonably acceptable to the Administrative Agent.

Corporate/Municipal Securities means publicly traded securities (other than preferred stock) issued by a corporation organized in the United States or by any state or municipality located in the United States.

Credit Documents means this Agreement, each LC Application, each LC Amendment Application, the Security Agreement and all other agreements, instruments, certificates, documents, schedules or other written indicia delivered by a Borrower in connection with any of the foregoing.

Credit Extension means each of the following: (a) a Borrowing and (b) the issuance of any Letter of Credit, the increase in the stated amount of any Letter of Credit or the amendment or extension of the stated expiry date of any existing Letter of Credit.

Custody Account means (i) account no. MRLF0010302 at Mellon Bank N.A. as to which Max Bermuda, Mellon Bank N.A. and the Administrative Agent have entered into a Control Agreement dated as of the Effective Date, and (ii) any other account at Mellon Bank N.A. or another Securities Intermediary as to which such Securities Intermediary, Max Bermuda and the Administrative Agent may enter into a Control Agreement.

Debt means, with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit which have been drawn but not reimbursed by the Person for whose account such letter of credit was issued, and bankers’ acceptances issued for the account of such Person; (d) all obligations in respect of Capitalized Leases of such Person; (e) all net Hedging Obligations and Total Return Equity Swaps of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services; (g) Debt of such Person secured by a Lien on property owned or being purchased by such Person (including Debt arising under conditional sales or other title retention agreements) whether or not such Debt is limited in recourse; (h) any Debt of another Person secured by a Lien on any assets of such first Person, whether or not such Debt is assumed by such first Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such person in connection therewith shall be limited to the lesser of the face amount of such Debt and the fair market value of all property of such Person securing such Debt); (i) any Debt of a partnership in which such Person is a general partner unless such Debt is nonrecourse to such Person; and (j) all Contingent Liabilities of such Person whether or not in connection with the foregoing; provided that, notwithstanding anything to the contrary contained herein, Debt shall not include (x) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business or, (y) unsecured current liabilities incurred in the ordinary course of business and paid within 90 days after the due date (unless contested diligently in good faith by appropriate proceedings and, if requested by the Administrative Agent, reserved against in conformity with GAAP) other than liabilities that are for money borrowed or are evidenced by bonds, debentures, notes or other similar instruments (except as described in clause (x) above) or (z) any obligations of such Person under any Reinsurance Agreement or Primary Policy.

Default means any condition or event, which, after notice or lapse of time or both, would constitute an Event of Default.

Defaulting Lender means any Lender that (a) has failed to fund any portion of the Loans or participations in LC Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of an Insolvency Proceeding.

Default Rate means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

Dollar(s) and the sign “$” means lawful money of the United States of America.

Drawing Request is defined in Section 2.4(a).

Drawing Request Date is defined in Section 2.4(a).

Effective Date means the date on which the conditions precedent for the effectiveness of this Agreement specified in Section 8.1 shall be met or waived.

Eligible Assignee means (a) a Lender; (b) an Affiliate of a Lender that is primarily engaged in the business of commercial banking; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, Max Bermuda (each such approval of the Administrative Agent and Max Bermuda and not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (x) the Fronting Bank must approve any proposed assignee who is not a Lender, (y) “Eligible Assignee” shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries and (z) Max Bermuda must approve any proposed assignee that is not an NAIC Approved Bank.

Eligible Investments means Cash, Cash Equivalents, MBS Investments, ABSs, Corporate/Municipal Securities, Government Debt and G7 Securities which (a) have the required rating as set forth on Schedule 1.2, (b) are capable of being marked to market on a daily basis and (c) are held in the Custody Account.

EMU Legislation means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations promulgated thereunder and under the Code, in each case as in effect from time to time. References to sections of ERISA also refer to successor sections.

Euro and EUR mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurodollar Rate means for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by BofA and with a term equivalent to such Interest Period would be offered by BofA’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Eurodollar Rate Loan means a Loan that bears interest at a rate based on the Eurodollar Rate.

Event of Default means any of the events described in Section 7.1.

Executive Officer means, as to any Person, the president, the chief financial officer, the chief executive officer or a senior vice president who performs similar functions or the controller.

Existing Agreement is defined in Section 8.1(j).

Fair Market Value means (a) with respect to any publicly-traded security (other than those set forth in clause (b)) the closing price for such security on the largest exchange on which such security is traded (or if not traded on an exchange, then the average of the closing bid and ask prices quoted over-the-counter) on the date of the determination (as such prices are reported in The Wall Street Journal (Midwest Edition) or if not so reported, in any nationally recognized financial journal or newspaper), (b) with respect to Cash and Cash Equivalents, the amounts thereof, and (c) with respect to any Investment (other than those set forth in clauses (a), and (b)), the price for such Investment on the date of calculation obtained from a generally recognized source approved by the Administrative Agent or the most recent bid quotation from such approved source (or, if no generally recognized source exists as to a particular Investment, any other source specified by Max Bermuda to which the Administrative Agent does not reasonably object). With respect to Investments denominated in a currency other than Dollars, the Dollar equivalent thereof (using a method agreed upon by Max Bermuda and the Administrative Agent) shall be used for purposes of determining the Fair Market Value of such Investment.

Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, “H.15(519)”) on the preceding Business Day opposite the caption “Federal Funds (Effective)”; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

Fee Letter is defined in Section 2.15(a).

Final Expiry Date means (a) in the case of Tranche A Letters of Credit, the first anniversary of the Tranche A Commitment Termination Date and (b) in the case of Tranche B Letters of Credit, the first anniversary of the Tranche B Commitment Termination Date.

Fiscal Quarter means any quarter of a Fiscal Year.

Fiscal Year means any period of twelve consecutive calendar months ending on the last day of December.

FRB means the Board of Governors of the Federal Reserve System of the United States.

Fronting Bank means (a) in the case of Fronted Letters of Credit, BofA or any successor fronting bank and (b) in the case of Several Letters of Credit, BofA or any successor fronting bank in its capacity as a fronting bank on behalf of each Participating Bank.

Fronted Letter of Credit means a Letter of Credit issued by the Fronting Bank in which the Lenders have a Risk Participation.

Fund means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

G7 Securities means any U.S. Dollar and non-U.S. Dollar denominated evidence of Debt, maturing not more than five years after such time, issued or guaranteed by any country or an agency thereof which is a member of the G7 other than the United States.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Government Debt means evidence of Debt issued or guaranteed by the United States Government or any agency thereof.

Hedging Obligations means, with respect to any Person, the net liability of such Person under any futures contract or options contract (including property catastrophe futures and options), interest rate swap agreements and interest rate collar agreements and all other agreements or arrangements designed to protect such Person against catastrophic events, fluctuations in interest rates or currency exchange rates.

Indemnified Liabilities is defined in Section 10.5(a).

Indemnified Person is defined in Section 10.5(a).

Insolvency Proceeding means any proceeding under the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Bermuda or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Insurance Code means, with respect to any Insurance Subsidiary, the insurance regulation of such Person’s domicile.

Insurance Policies means policies purchased from insurance companies by the Parent or any of its Subsidiaries for its own account to insure against its own liability and property loss (including, without limitation, casualty, liability and workers’ compensation insurance).

Insurance Subsidiary means each of Max Bermuda and any other Subsidiary of the Parent which is licensed by any Governmental Authority to engage in the insurance and/or reinsurance business.

Interest Payment Date means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan, and the Tranche B Commitment Termination Date; provided, however, that if any Interest Period for any Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan the last Business Day of each March, June, September and December commencing on the last Business Day in September 30, 2007, and the Tranche B Commitment Termination Date.

Interest Period means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Tranche B Commitment Termination Date.

Investment means, as to any Person, any investment of any Person, whether by means of security purchase, capital contribution, loan, time deposit or otherwise, and shall include without limitation Cash and Cash Equivalents.

Investment Portfolio means, as of any date, the Fixed Maturities and Alternative Investments of the Parent and its Subsidiaries as shown on the Parent’s balance sheet.

IRS means the U.S. Internal Revenue Service.

ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance and which, if applicable meets the applicable insurance regulatory requirements).

Issue means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry date of, or to increase the stated amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have corresponding meanings.

Issuer means (a) with respect to any Fronted Letter of Credit, the Fronting Bank and (b) with respect to a Several Letter of Credit, each Lender other than a Participating Bank.

LC Administrator means BofA’s Letter of Credit Operations located at One Fleet Way, Scranton, PA 18507, as letter of credit administrator for the Lenders, together with any replacement LC Administrator arising under Section 9.9.

LC Advance means each Lender’s participation in any LC Borrowing in accordance with its Percentage.

LC Advance Date is defined in Section 2.4(c).

LC Amendment Application means an application form for amendment of an outstanding letter of credit as shall at any time be in use by the Applicable Issuing Party.

LC Application means an application form for issuances of a letter of credit as shall at any time be in use by the Applicable Issuing Party.

LC Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed by Max Bermuda on the date when made.

LC Collateral Account is defined in Section 2.14(b).

LC Obligations means, at any time, the sum, without duplication, of the Tranche A Obligations and the Tranche B LC Obligations.

LC Related Documents means the Letters of Credit, the LC Applications and any other document relating to any Letter of Credit, including any of the Applicable Issuing Party’s standard form documents for Letter of Credit issuances or amendments.

Lenders is defined in the Preamble.

Lending Office means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire or such other office or offices as such Lender may from time to time notify Max Bermuda and the Administrative Agent.

Letters of Credit means (a) the Continuing Letters of Credit and (b) a standby letter of credit having terms and provisions which are permitted by this Agreement and which otherwise are reasonably satisfactory to the Applicable Issuing Party issued pursuant to Section 2.3 and includes all of the Tranche A Letters of Credit and the Tranche B Letters of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency and each Letter of Credit shall be in a form which complies with the applicable insurance regulatory requirements.

Lien means, when used with respect to any Person, any interest in any real or personal property, asset or other right held, owned or being purchased or acquired by such Person for its own use, consumption or enjoyment which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge, retained title of a conditional vendor or lessor, or other security agreement, mortgage, deed of trust, chattel mortgage, assignment, pledge, retention of title, financing or similar statement or notice, or other encumbrance arising as a matter of law, judicial process or otherwise.

Loan is defined in Section 2.1(b).

Loan Notice means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit F.

Margin Stock means “margin stock” as such term is defined in Regulation U or X of the FRB.

Material Adverse Effect means, the occurrence of an event (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), which has or could reasonably be expected to have a materially adverse effect on:

(a) the assets, business, financial condition, operation or prospects of a Borrower; or

(b) the ability of a Borrower to perform any of its payment or other material obligations under any of the Credit Documents; or

(c) the legality, validity, binding effect or enforceability against a Borrower of any Credit Document that by its terms purports to bind such Borrower.

Material Insurance Subsidiary means Max Bermuda and each other Insurance Subsidiary whose consolidated gross assets or gross revenues exceed 5% of the consolidated gross assets or gross revenues of the Parent and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b).

Material Party means each Borrower, each Material Insurance Subsidiary and each other Subsidiary whose consolidated gross assets or gross revenues exceed 5% of the consolidated gross assets or gross revenues of the Parent and its Subsidiaries for the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1(a) or (b).

Max Bermuda is defined in the preamble.

Max US Holdings means Max USA Holdings Ltd., a Delaware corporation and a direct, wholly-owned Subsidiary of the Parent.

Max US Holdings Indenture means the Indenture dated April 15, 2007 among Max US Holdings, as issuer, the Parent, as guarantor and The Bank of New York, as trustee, relating to the 7.20% Senior Notes due 2017 as in effect on the Effective Date.

MBS (Agency Pass-Throughs) means any instrument, issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation, that entitles the holder of, or beneficial owner under, the instrument to the whole or any part of the rights or entitlements of a mortgagee and any other rights or entitlements in respect of a pool of mortgages or any money payable by mortgagors under those mortgages in relation to real estate mortgages, and the money payable to the holder of, or beneficiary owner under, the instrument is based on actual or scheduled payments on the underlying mortgages.

MBS (Agency CMOs) means collateralized mortgage obligations or real estate mortgage investment conduit pass through securities, in any case issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

MBS Investments means MBS (Agency CMOs) and MBS (Non-Agency CMOs) which constitute TACs, PACs and Sequentials (as such terms are defined by Bloomberg Inc.) and shall not include Support Tranches (as such term is defined by Bloomberg Inc.) and MBS (Agency Pass-Throughs). The weighted average duration of such MBS Investments shall be less than or equal to seven years. The maximum weighted average life of any single MBS Investment shall not exceed 12 years. To the extent MBS Investments included within Eligible Investments violate the restrictions set forth herein, the Fair Market Value of such MBS Investments shall be excluded from the Tranche A Borrowing Base; provided, however, that only those MBS Investments having the lowest aggregate Fair Market Value whose exclusions will result in compliance shall be excluded from the Tranche A Borrowing Base.

MBS (Non-Agency CMOs) means collateralized commercial mortgage obligations or commercial real estate mortgage investment conduit pass through securities, not issued by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation.

MDS means Max Diversified Strategies Ltd.

Minister means the Minister of Finance of Bermuda or similar Governmental Authority in the applicable jurisdiction.

Moody’s means Moody’s Investors Service, Inc.

NAIC means the National Association of Insurance Commissioners and any successor thereto.

NAIC Approved Bank means any bank listed on the most current list of banks approved by the Securities Valuation Office of the NAIC and acting through the branch so listed.

Net Worth means, for any Person, shareholders equity calculated in accordance with GAAP.

Obligations means all obligations and liabilities of the Borrowers to the Administrative Agent, the LC Administrator, the Fronting Bank or any of the Lenders, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, primary or secondary, joint or several, recourse or nonrecourse or now or hereafter existing or due or to become due, whether for LC Advances, Loans, reimbursement obligations, interest, fees, expenses, claims, indemnities or otherwise, under or in connection with this Agreement, or any other Credit Document and including interest and fees that accrue after the commencement by or against any Borrower of any Insolvency Proceeding affecting such Borrower, regardless of whether such interest and fees are allowed claims in such Insolvency Proceeding.

Ordinary Course Litigation is defined in Section 4.2.

Organization Documents means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Credit Documents.

Parent is defined in the preamble.

Parent Debt to Total Capitalization Ratio means the ratio of (a) Parent Debt to (b) the sum of Parent Debt plus Net Worth of the Parent.

Parent Debt means, at any date, the consolidated Debt of the Parent and its Subsidiaries.

Parent Debt Rating has the meaning specified in the definition of “Applicable Rate.”

Participating Bank means, from time to time, with respect to any Several Letter of Credit, a Lender that is unable due to regulatory restrictions or other legal impediments to Issue such Several Letter of Credit because of its relationship to the Beneficiary and/or a Lender that is not, or that loses its status as, an NAIC Approved Bank.

Participating Member State means each state so described in any EMU Legislation.

Participants is defined in Section 10.7(d).

Percentage means as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender’s Commitments divided by the Aggregate Commitments provided, however, if the Commitment of each Lender has been terminated pursuant to Section 7.2 or if the Tranche A Commitments or the Tranche B Commitments have expired, then the Percentage of each Lender shall be determined based on the Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

Permitted Guarantees means (a) guarantees by Max Bermuda or any of its Subsidiaries of the obligations of any of its Insurance Subsidiaries under Reinsurance Agreements and Primary Policies issued by such Insurance Subsidiary, (b) the guarantees listed on Schedule 4.2, (c) agreements by Max Bermuda in favor of any of its Insurance Subsidiaries to maintain the capital of such Insurance Subsidiary at 150% of the required regulatory level, and (d) the guarantee of the Parent of the obligations of Max US Holdings pursuant to the Max US Holdings Indenture.

Person means any natural person, corporation, partnership, firm, trust, association, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

Plan means any “employee pension benefit plan” or “employee welfare benefit plan” as such terms are defined in ERISA, and as to which a Borrower has or may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA for any time within the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA; provided however that Plan shall not include (a) defined contribution plans established for the employees of the Parent and its Subsidiaries in Bermuda and Ireland, (b) 401(k) plans, or (c) deferred compensation plans with a defined contribution feature.

Platform is defined in Section 5.1.

Primary Policies means any insurance policies issued by any Insurance Subsidiary.

Purchase Money Debt means and includes (a) Debt (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (b) any Debt (other than the Obligations) incurred at the time of or within ten (10) days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (c) any renewals, extensions, or refinancings thereof, but not any increases in the principal amounts thereof outstanding at such time, but excluding, for purposes of this definition, any such Debt constituting a Capitalized Lease.

Purchase Money Lien means a Lien upon fixed assets which secures Purchase Money Debt, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Debt secured by such Lien.

Reinsurance Agreements means any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to assume from or reinsure another insurer or reinsurer all or part of the liability of such insurer or reinsurer under a policy or policies of insurance issued by such insurer or reinsurer.

Required Lenders means, at any time, Lenders then having more than 50% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, Lenders then holding more than 50% of the Total Outstanding Amount (with the aggregate amount of each Lender’s Risk Participation and funding participation in LC Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitments of, and the portion of the Total Outstanding Amount held or deemed held by any Defaulting Lender, shall be excluded for purposes of making a determination of Required Lenders.

Requirement of Law for any Person means the Organization Documents of such Person, and any law, treaty, rule, ordinance or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Revaluation Date means with respect to any Letter of Credit, each of the following: (a) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (with respect to the increased amount only), (c) each date of any payment by the Applicable Issuing Party under any Letter of Credit denominated in an Alternative Currency, (d) the Letter of Credit Expiration Date, (e) with respect to the Continuing Letters of Credit, the Effective Date and (f) such additional dates as the Administrative Agent, the Fronting Bank or Max Bermuda shall determine or the Required Lenders shall require.

Risk Participation is defined in Section 2.6(d).

SAP means the statutory accounting practices prescribed or permitted by the applicable Governmental Authority) in an Insurance Subsidiary’s domicile for the preparation of Annual Statements and other financial reports by insurance corporations of the same type as such Insurance Subsidiary.

Securities Intermediary means Mellon Bank, N.A. and any other banking institution of similar credit and financial standing which is reasonably acceptable to the Administrative Agent.

Security Agreement means a security agreement substantially in the form of Exhibit D entered into on the Effective Date.

Several Letter of Credit means a Letter of Credit issued severally by or on behalf of the Lenders pursuant to which the Lenders (or in the case of any Participating Bank, the Fronting Bank on its behalf) are severally liable to the Beneficiary and which shall be substantially in the form of Exhibit E or in such other form as may be agreed by Max Bermuda and the LC Administrator; provided that the LC Administrator will agree to reasonable changes to such form, necessary to satisfy any then applicable requirement of the applicable insurance regulators.

Spot Rate means the rate determined by the Administrative Agent or the Fronting Bank, as the case may be, to be the rate quoted by such Person as the spot rate for the purchase by such Person of the Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent or the Fronting Bank may obtain such Spot Rate from another financial institution designated by the Administrative Agent or the Fronting Bank if such Person does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the Fronting Bank may use such Spot Rate quoted on the date as of which the foreign exchange computation is made with respect to a drawing under any Alternative Currency Letter of Credit.

S&P means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Sterling and £ mean the lawful currency of the United Kingdom.

Subsidiary of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

Substitute Lender is defined in Section 3.7.

Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent, as the case may be, is organized or maintains a lending office.

Total Outstanding Amount means, on any date, the sum of (a) the Tranche A Obligations plus (b) the Tranche B Obligations as of such date.

Total Return Equity Swap shall mean (a) the $235,000,000 total return equity swap entered into by Max Bermuda in connection with the common shares of MDS, (b) Debt of Max Bermuda secured by the common shares of MDS which is incurred for the purpose of acquiring assets which qualify to be held in trusts which secure Max Bermuda’s obligations under Reinsurance Agreements and Primary Policies, and (c) any substantially similar financial arrangement or transaction entered into by Max Bermuda.

Tranche A Borrowing Base means, on any date, an amount equal to the sum of the Adjusted Fair Market Value of all Eligible Investments.

Tranche A Commitment means, as to any Lender, the commitment of such Lender to issue and/or purchase Risk Participations in Tranche A Letters of Credit for the account of Max Bermuda pursuant to Section 2.1(a). The initial amount of the Tranche A Commitment of each Lender is set forth on Schedule 2.1.

Tranche A Commitment Termination Date means the earliest of (a) August 7, 2012 and (b) the occurrence of a Commitment Termination Event.

Tranche A Fronted Letter of Credit means a Tranche A Letter of Credit issued as a Fronted Letter of Credit.

Tranche A Letter of Credit means a Letter of Credit issued pursuant to the Tranche A Commitment, including the Continuing Letters of Credit.

Tranche A Obligations means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount of all outstanding Tranche A Letters of Credit plus (b) the aggregate unpaid amount of all LC Advances with respect to Tranche A Letters of Credit. For purposes of determining the Tranche A Obligations, the parties shall use the Dollar equivalent of the stated amount of the Alternative Currency Letters of Credit calculated using the Spot Rate.

Tranche A Several Letter of Credit means a Tranche A Letter of Credit issued as a Several Letter of Credit.

Tranche B Commitment means, as to any Lender, the commitment of such Lender to issue or purchase Risk Participations in Tranche B Letters of Credit for the account of Max Bermuda and to make Loans to the Borrowers pursuant to Section 2.1(b). The initial amount of the Tranche B Commitment of each Lender is set forth on Schedule 2.1.

Tranche B Commitment Termination Date means the earliest of (a) August 7, 2012 and (b) the occurrence of a Commitment Termination Event.

Tranche B Fronted Letter of Credit means a Tranche B Letter of Credit issued as a Fronted Letter of Credit.

Tranche B LC Obligations means, at any time, the sum, without duplication of (a) the aggregate undrawn stated amount of all outstanding Tranche B Letters of Credit plus (b) the aggregate unpaid amount of all LC Advances with respect to Tranche B Letters of Credit.

Tranche B Letter of Credit means any Letter of Credit issued under the Tranche B Commitment.

Tranche B Obligations means, at any time, the sum, without duplication, of (a) the Tranche B LC Obligations plus (b) the aggregate outstanding principal amount of Loans.

Tranche B Several Letter of Credit means a Tranche B Letter of Credit issued as a Several Letter of Credit.

Type means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

UCP means the 1993 Revision of the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce (or such later version as may be in effect at the time of issuance and which, if applicable, meets the applicable insurance regulatory requirements).

SECTION 1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

SECTION 1.3 Accounting Principles. Unless otherwise defined or the context otherwise requires, all financial and accounting terms used herein or in any of the Credit Documents or any certificate or other document made or delivered pursuant hereto shall be defined in accordance with GAAP or SAP, as the context may require. When used in this Agreement, the term “financial statements” shall include the notes and schedules thereto. In addition, when used herein, the terms “best knowledge of” or “to the best knowledge of” any Person shall mean matters within the actual knowledge of such Person (or an Executive Officer of such Person) or which should have been known by such Person after reasonable inquiry.

SECTION 1.4 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and the Total Outstanding Amount denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Fronting Bank, as applicable.

(b) Wherever in this Agreement in connection with the extension of an Alternative Currency Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

SECTION 1.5 Additional Alternative Currencies.

(a) Max Bermuda may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request, such request shall be subject to the approval of the Administrative Agent and the Fronting Bank and if the Administrative Agent and the Fronting Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Max Bermuda and the Lenders and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension or such shorter time as may be agreed by the Administrative Agent and the Fronting Bank, in its or their sole discretion. In the case of any such request, the Administrative Agent shall promptly notify the Fronting Bank thereof. The Fronting Bank shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by the Fronting Bank to respond to such request within the time period specified in the subsection (b) above shall be deemed to be a refusal by the Fronting Bank to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the Fronting Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Max Bermuda and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.5, the Administrative Agent shall promptly so notify the Max Bermuda.

ARTICLE II.

AMOUNT AND TERMS OF COMMITMENTS

SECTION 2.1 Commitments.

(a) Tranche A Commitment. Upon and subject to the terms and conditions hereof, (i) the Fronting Bank hereby agrees to issue Tranche A Fronted Letters of Credit at the request of and for the account of Max Bermuda or any of its Insurance Subsidiaries from time to time before the Tranche A Commitment Termination Date, (ii) each Lender that is not a Participating Bank hereby agrees to issue Tranche A Several Letters of Credit at the request of and for the account of Max Bermuda or any of its Insurance Subsidiaries from time to time before the Tranche A Commitment Termination Date in such Lender’s Percentage of such aggregate stated amounts as Max Bermuda may from time to time request, (iii) each Lender hereby agrees to purchase Risk Participations in the obligations of the Fronting Bank under Tranche A Fronted Letters of Credit, and (iv) with respect to Tranche A Several Letters of Credit, the Fronting Bank shall be severally (and not jointly) liable for an amount equal to its Percentage plus each Participating Bank’s Percentage and each Participating Bank hereby agrees to purchase Risk Participations in the obligations of the Fronting Bank under any such Tranche A Several Letter of Credit in an amount equal to such Participating Bank’s Percentage; provided, however, that after giving effect to any Credit Extension pursuant to this Section 2.1(a), (A) the Tranche A Obligations outstanding shall not exceed the lesser of (x) the combined Tranche A Commitments and (y) the Tranche A Borrowing Base, (B) the Tranche A Obligations of any Lender will not exceed such Lender’s Tranche A Commitment, and (C) the conditions in Section 2.3(b) shall be met.

(b) Tranche B Commitment. Upon and subject to the terms and conditions hereof, (i) (w) the Fronting Bank hereby agrees to issue Tranche B Fronted Letters of Credit at the request of and for the account of Max Bermuda or any of its Insurance Subsidiaries from time to time before the Tranche B Commitment Termination Date, (x) each Lender that is not a Participating Bank hereby agrees to issue Tranche B Several Letters of Credit at the request of and for the account of Max Bermuda or any of its Insurance Subsidiaries from time to time before the Tranche B Commitment Termination Date in such Lender’s Percentage of such aggregate stated amounts as Max Bermuda may from time to time request, (y) each Lender hereby agrees to purchase Risk Participations in the obligations of the Fronting Bank under Tranche B Fronted Letters of Credit, and (z) with respect to Tranche B Several Letters of Credit, the Fronting Bank shall be severally (and not jointly) liable for an amount equal to its Percentage plus each Participating Bank’s Percentage and each Participating Bank hereby agrees to purchase Risk Participations in the obligations of the Fronting Bank under any such Tranche B Several Letter of Credit in an amount equal to such Participating Bank’s Percentage, and (ii) each Lender severally agrees to make loans in Dollars (each such loan a “Loan”) to the Borrowers from time to time, on any Business Day from the Effective Date through the Tranche B Commitment Termination Date in an amount equal to such Lender’s Percentage of the requested Loan; provided, however that, after giving effect to any Tranche B Credit Extension, (A) the Tranche B Obligations will not exceed the combined Tranche B Commitments, (B) the Tranche B Obligations of any Lender will not exceed such Lender’s Tranche B Commitment, and (C) the conditions in Section 2.3(b) are met. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers may borrow under Section 2.2(a), prepay under Section 2.11(b) and reborrow under Section 2.2(a).

(c) Evidence of Credit Extensions. The Loans made by, the Letters of Credit Issued by and the Risk Participations of each Lender and the reimbursement obligations with respect thereto shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Administrative Agent shall be conclusive (absent manifest error) as to the amount of the LC Advances made to Max Bermuda and the Letters of Credit Issued for the account of Max Bermuda, the amount of Loans made to Max Bermuda and the Parent, and the amounts of principal, interest and fees owing hereunder. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation by a Borrower hereunder to pay any amount owing with respect to any Credit Extension.

SECTION 2.2 Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone by an Authorized Officer. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Authorized Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.2(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 8.2, the Administrative Agent shall make all funds so received available to such Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of BofA with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by Max Bermuda, there are LC Advances outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any LC Advances with respect to Tranche B Letters of Credit, second, shall be applied to the payment in full of any LC Advances with respect to Tranche A Letters of Credit, and third, shall be made available to Max Bermuda as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the applicable Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

SECTION 2.3 Issuance, Amendment and Renewal of Letters of Credit.

(a) Each Letter of Credit shall be Issued upon the irrevocable written request of Max Bermuda received by the Applicable Issuing Party at least 5 Business Days (or such shorter time as the Administrative Agent, and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed date of issuance. The Applicable Issuing Party shall promptly advise the Administrative Agent of any such request. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an LC Application, and shall specify in form and detail satisfactory to the Applicable Issuing Party: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit and whether such Letter of Credit will be an Alternative Currency Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the Beneficiary thereof; (v) the documents to be presented by the Beneficiary of the Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the Beneficiary in case of any drawing thereunder; (vii) whether such Letter of Credit is to be a Fronted Letter of Credit or a Several Letter of Credit (it being agreed that (x) all Alternative Currency Letters of Credit will be issued by the Fronting Bank and (y) in the case of Several Letters of Credit in the event a Lender advises the LC Administrator that such Lender is a Participating Bank, such Participating Bank’s Percentage of such Several Letter of Credit will be issued by the Fronting Bank); (viii) whether such Letter of Credit is to be a Tranche A Letter of Credit or a Tranche B Letter of Credit; (ix) whether such Letter of Credit shall be issued under the rules of ISP or the UCP, (x) the account party, if such Letter of Credit is being issued for the account of an Insurance Subsidiary of Max Bermuda; and (xi) and such other matters as the Applicable Issuing Party may require. In the event Max Bermuda requests that a Letter of Credit be issued for the account of any of its Insurance Subsidiaries, Max Bermuda shall be liable for all Obligations under such Letter of Credit as if it had been issued for the account of Max Bermuda itself.

(b) No Issuer shall be under any obligation to Issue any Letter of Credit and no Participating Bank shall have any obligation to participate in any Letter of Credit if:

(i) Such issuance would be prohibited under Section 3.2;

(ii) the Applicable Issuing Party has received written notice from the Administrative Agent, the Fronting Bank or the Required Lenders, as the case may be, or Max Bermuda, on or prior to the Business Day prior to the requested date of such Credit Extension, that one or more of the applicable conditions contained in Section 8.2 is not then satisfied;

(iii) the expiry date of such Letters of Credit would occur more than twelve months (thirteen months in the case of Letters of Credit issued in Canadian Dollars) after the date of issuance or last extension unless the Required Lenders have approved such expiry date;

(iv) the expiry date of such Letter of Credit is less than five Business Days prior to the applicable Final Expiry Date, unless all of the Lenders have approved such expiry date in writing;

(v) in the case of a Several Letter of Credit , such Several Letter of Credit is not substantially in the form of Exhibit E hereto, or is not otherwise in form and substance reasonably acceptable to the Administrative Agent and the Applicable Issuing Party; provided that the Administrative Agent and the Applicable Issuing Party can and will, agree to reasonable changes to such form, not adverse to the interests of the Lenders, requested by applicable insurance regulators;

(vi) in the case of an Alternative Currency Letter of Credit, the aggregate LC Obligations with respect to all Alternative Currency Letters of Credit would exceed the Alternative Currency LC Sublimit; or

(vii) a Default or Event of Default has occurred and is continuing.

(c) From time to time while a Letter of Credit is outstanding and prior to the applicable Commitment Termination Date, the Applicable Issuing Party will, upon the written request of Max Bermuda received by the Applicable Issuing Party at least 5 Business Days (or such shorter time as the Administrative Agent, and the Applicable Issuing Party may agree in a particular instance in their sole discretion) prior to the proposed date of amendment, amend any Letter of Credit. The Applicable Issuing Party shall promptly advise the Administrative Agent of any such request. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an LC Amendment Application and shall specify in form and detail satisfactory to the Applicable Issuing Party (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Applicable Issuing Party may require. With respect to Letters of Credit which contain an automatic extension provision, unless otherwise directed by the Applicable Issuing Party, Max Bermuda shall not be required to make a specific request to the Applicable Issuing Party for any such extension and the Lenders shall be deemed to have authorized (but may not require) the Applicable Issuing Party to permit the extension of such Letter of Credit for an additional 12-month period (13-month period in the case of Letters of Credit issued in Canadian Dollars) provided such extended expiry date is not later than the applicable Final Expiry Date. The Applicable Issuing Party shall not have any obligation to amend any Letter of Credit if: (A) the Applicable Issuing Party would have not been obligated at such time to Issue or participate in such Letter of Credit in its amended form under the terms of this Agreement; or (B) the Beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. The Applicable Issuing Party agrees, upon the request of Max Bermuda and as long as no Event of Default or Default shall have occurred and be continuing, to amend any Letter of Credit to extend the expiry date thereof to a date not later than five Business Days prior to the applicable Final Expiry Date.

(d) The LC Administrator is hereby authorized to execute and deliver each Several Letter of Credit and each amendment to a Several Letter of Credit on behalf of each Lender (unless such Lender has advised the LC Administrator that it is a Participating Bank) provided that, upon request of Max Bermuda, such Several Letter of Credit or amendment will be executed by each Lender (other than a Participating Bank). The LC Administrator shall use the Percentage of each Lender as its “Commitment share” under each Several Letter of Credit provided that the Fronting Bank shall be severally (and not jointly) liable for an amount equal to its Percentage plus the Percentage of each Participating Bank. The LC Administrator shall not amend any Several Letter of Credit to change the “Commitment shares” of a Lender or add or delete a Lender liable thereunder unless such amendment is done in connection with an assignment in accordance with Section 10.07, a change in the Lenders and/or the Percentages as a result of any increase in the Aggregate Commitments pursuant to Section 2.19 or any other addition or replacement of a Lender in accordance with the terms of this Agreement or a change in status of a Lender as a Participating Bank. Each Lender hereby irrevocably constitutes and appoints the LC Administrator its true and lawful attorney-in-fact for and on behalf of such Lender with full power of substitution and revocation in its own name or in the name of the LC Administrator to issue, execute and deliver, as the case may be, each Several Letter of Credit and each amendment to a Several Letter of Credit and to carry out the purposes of this Agreement with respect to Several Letters of Credit. Upon request, each Lender shall execute such powers of attorney or other document as any beneficiary of any Several Letter of Credit may reasonably request to evidence the authority of the LC Administrator to execute and deliver such Several Letter of Credit and any amendment or other modification thereto on behalf of the Lenders. Immediately upon issuance of each Several Letter of Credit, each Participating Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, without recourse or warranty, purchase from the Fronting Bank a Risk Participation in such Several Letter of Credit in an amount equal to the product of such Participating Bank’s Percentage times the amount of such Several Letter of Credit.

(e) The LC Administrator shall act on behalf of the Lenders with respect to any Several Letters of Credit issued hereunder and the documents associated thereto and each Fronting Bank shall act on behalf of the Lenders with respect to any Fronted Letters of Credit issued by such Fronting Bank hereunder and the documents associated therewith, and each of the LC Administrator and each Fronting Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the LC Administrator or a Fronting Bank, as the case may be, in connection with Letters of Credit issued by it or proposed to be issued by it and LC Related Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the LC Administrator and the Fronting Banks with respect to such acts or omissions, and (B) as additionally provided herein with respect to the LC Administrator and the Fronting Banks.

(f) The Administrative Agent shall promptly notify each Lender of the receipt of a written request from Max Bermuda for the issuance of or an amendment to a Letter of Credit and, with respect to the issuance of or Risk Participation in a Letter of Credit, the amount of such Lender’s share of such Letter of Credit which shall equal its Percentage thereof. In addition, at least two Business Days prior to the issuance or amendment of any Letter of Credit, the Administrative Agent will confirm to the Lenders (by telephone or in writing) that the Administrative Agent has received a copy of the LC Application or LC Amendment Application from Max Bermuda.

(g) With respect to a request to Issue a Letter of Credit, unless the Administrative Agent has received, on or before the Business Day immediately preceding the date on which such Letter of Credit will be Issued, (i) notice from the Administrative Agent, the Fronting Bank or the Required Lenders, as the case may be, or Max Bermuda directing the Applicable Issuing Party not to permit the issuance of such Letter of Credit because such issuance is not then permitted under Section 2.1 as a result of the limitations set forth therein or in Section 2.3(b) or (ii) a notice described in Section 2.3(b)(i), then, subject to the terms and conditions hereof, the Applicable Issuing Party shall, on the requested date, cause a Letter of Credit to be Issued for the account of Max Bermuda in accordance with the Applicable Issuing Party’s usual and customary business practices.

(h) The Applicable Issuing Party may, at its election (or at the direction of the Administrative Agent, the Fronting Bank or the Required Lenders, as the case may be), deliver any notices of termination or other communications to any Beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than five Business Days prior to the applicable Final Expiry Date.

(i) This Agreement shall control in the event of any conflict with any LC Related Document (other than any Letter of Credit).

(j) The Applicable Issuing Party, concurrently or promptly following the delivery of a Letter of Credit, or amendment to or extension of a Letter of Credit, to a Beneficiary, shall send to the Administrative Agent a true and complete copy of each such Letter of Credit or amendment to or extension of a Letter of Credit.

(k) The status of a Lender as a Participating Bank at any time shall be determined solely by the Fronting Bank and such Lender. In the event a Lender becomes a Participating Bank or ceases to be a Participating Bank, the LC Administrator is authorized to amend each Letter of Credit to reflect such change in status and fees owed by any Participating Bank pursuant to Section 2.15(d)(iv) shall accrue only during such period as such Lender is a Participating Bank with respect to any such Letter of Credit.

(l) The delivery of each Letter of Credit Application pursuant to Section 2.3 and each request for amendment or extension of an existing Letter of Credit shall automatically constitute a warranty by Max Bermuda to the Administrative Agent and each Lender to the effect that on the date of such requested Credit Extension the conditions of Section 8.2 have been satisfied.

SECTION 2.4 Drawings and Reimbursements.

(a) With respect to each Letter of Credit for which the Applicable Issuing Party receives a request for a drawing which is in form and substance reasonably satisfactory to the Applicable Issuing Party (a “Drawing Request”), if such Drawing Request is received prior to 10:00 a.m. (Chicago time) on any Business Day, such Business Day shall be the “Drawing Request Date” and if such Drawing Request is received after 10:00 a.m. (Chicago time) on any Business Day, the following Business Day shall be the “Drawing Request Date.” Upon receiving a Drawing Request, the Applicable Issuing Party shall promptly notify Max Bermuda of such Drawing Request (which notice may be oral if immediately confirmed in writing (including by facsimile)) and upon receipt of such notification, Max Bermuda shall promptly reimburse the Administrative Agent on behalf of the Issuer for the amount of such drawing by delivering to the Applicable Issuing Party in immediately available funds the amount of the Drawing Request. In the event of a Drawing Request under an Alternative Currency Letter of Credit, such reimbursement by Max Bermuda shall be in Dollars (as calculated by the Applicable Issuing Party, using the Spot Rate) or the Alternative Currency as specified by the Applicable Issuing Party. Nothing herein stated shall be deemed a waiver by the Lenders of the obligation of Max Bermuda to make such prompt reimbursement

(b) With respect to any Drawing Request, if immediately available funds are not received by the Applicable Issuing Party from Max Bermuda prior to 3:00 p.m. (Chicago time) on the first Business Day after the Drawing Request Date, or for Alternative Currency Letters of Credit on the date any payment made by the Fronting Bank in the amount of such Drawing Request, the Administrative Agent shall promptly notify each Lender and such Lender’s share of such Drawing Request (which shall be an amount equal to (i) such Lender’s Percentage multiplied by the lesser of (ii)(A) the maximum amount available to be drawn under such Letter of Credit and (B) the amount of such drawing which was not reimbursed by Max Bermuda pursuant to Section 2.4(a)) and Max Bermuda shall be deemed to have requested an LC Borrowing in an amount equal to the amount of such drawing which was not reimbursed by Max Bermuda pursuant to Section 2.4(a). If such LC Borrowing relates to a Alternative Currency Letter of Credit, the amount of such LC Borrowing shall be the Dollar Equivalent (as calculated by the Applicable Issuing Party using the Spot Rate) of the Drawing Request. Any notice given by the Administrative Agent to the Lenders pursuant to this Section 2.4(b) may be oral if immediately confirmed in writing (including by facsimile); provided that (i) the failure of the Administrative Agent to give any such notice in sufficient time to enable any Lender to effect such payment at the time required under Section 2.4(c) or (ii) the failure of the Administrative Agent to deliver an immediate confirmation of such notice shall not affect the conclusiveness or binding effect of such notice or relieve any Lender from its obligations under this Section 2.4.

(c) Upon receiving a Drawing Request, each Lender shall make available to the Administrative Agent for the account of Applicable Issuing Party at the Administrative Agent’s Office by 3:00 p.m. (Chicago time) in Dollars in immediately available funds on the second Business Day after the Drawing Request Date (such date, an “LC Advance Date”) its share of such request; provided that in the case of a Fronted Letter of Credit, if a Lender shall fail to make such funds so available, the Fronting Bank shall make such funds available and provided further that if a Participating Bank shall fail to make such funds so available, the Fronting Bank shall make such funds available. Upon delivering such funds to the Administrative Agent pursuant to this Section 2.4(c), such Lender (or the Fronting Bank, if the Fronting Bank has made such funds available after the failure of such Lender to do so) shall be deemed to have made an LC Advance to Max Bermuda in such amount

(d) Unless the Administrative Agent receives notice from a Lender prior to any LC Advance Date that such Lender will not make available as and when required hereunder to the Administrative Agent for the account of Max Bermuda the amount of such Lender’s LC Advance on such LC Advance Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent in immediately available funds on the LC Advance Date. If and to the extent (i) any Lender shall not have made its full amount available to the Administrative Agent in immediately available funds and (ii) such Lender shall, on the Business Day following such LC Advance Date, make such amount available to the Administrative Agent, together with interest thereon until the date made available (i) at the Federal Funds Rate for the period ending two Business Days after such LC Advance Date and (ii) at the Base Rate plus 2.00% thereafter; provided, however, that if a Lender has failed to make such an amount available with respect to a Fronted Letter of Credit, the Fronting Bank shall make such amount available and provided further that if a Participating Bank has failed to make such an amount available with respect to a Several Letter of Credit, the Fronting Bank shall make such amount available. If a Participating Bank fails to make such amount available, it shall pay interest to the Fronting Bank. If the Fronting Bank shall fail to make such amount available, it shall pay such interest to the LC Administrator and if a Lender fails to make such amount available, it shall pay such interest to the Fronting Bank. A notice of the Administrative Agent submitted to a Lender with respect to amounts owing under Section 2.4(b) shall be conclusive, absent manifest error. If such amount is so made available, together with interest thereon, such payment to the Administrative Agent shall constitute such Lender’s LC Advance on the LC Advance Date for all purposes of this Agreement. If such amount, together with interest thereon, is not made available to the Administrative Agent on the Business Day following the LC Advance Date, the Administrative Agent will notify Max Bermuda of such failure to fund and, upon demand by the Administrative Agent, Max Bermuda shall pay such amount to the Administrative Agent for the LC Administrator’s account, together with interest thereon for each day elapsed since the date of such LC Borrowing, at a rate per annum equal the Base Rate plus 2.00%.

(e) The failure of any Lender to make any LC Advance on any LC Advance Date shall not relieve any other Lender of any obligation hereunder to make an LC Advance on such LC Advance Date, and neither the Administrative Agent, the LC Administrator nor any Lender shall be responsible for the failure of any other Lender to make any LC Advance on any LC Advance Date. Each Lender’s obligation in accordance with this Agreement to make LC Advances, as contemplated by this Section 2.4, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Administrative Agent, the Fronting Bank or the LC Administrator and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the LC Administrator, the Fronting Bank, Max Bermuda or any other Person for any reason whatsoever; (ii) the occurrence or continuance of an Event of Default, a Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided the LC Administrator shall exercise the same care in examining documents and determining whether or not to honor a Drawing Request as it would exercise if the LC Administrator had Issued such Letter of Credit for its own account. Nothing contained in this Agreement, and no actions taken by the Lenders, the LC Administrator, the Fronting Bank or the Administrative Agent pursuant hereto or in connection with a Letter of Credit shall be deemed to constitute the Lenders, together or with the Administrative Agent, the Fronting Bank and the LC Administrator, a partnership, association, joint venture or other entity.

SECTION 2.5 Repayment of LC Advances. Upon (and only upon) receipt by the Administrative Agent of immediately available funds from Max Bermuda in repayment of any LC Advances, the Administrative Agent (i) shall deduct and retain from such repayment an amount not to exceed the aggregate unreimbursed payments, if any, which were made by the LC Administrator pursuant to the first sentence of Section 2.4(d), and then (ii) shall pay to each Lender, in the same funds as those received by the Administrative Agent, such Lender’s Percentage of any funds remaining after giving effect to clause (i) above; provided, that if the Fronting Bank has advanced funds on behalf of a Lender, the Fronting Bank shall be repaid out of such funds in full before any payment shall be made to such Lender. Max Bermuda shall repay any LC Advances on the date such LC Advances were made.

SECTION 2.6 Role of the Lenders.

(a) Each Lender and Max Bermuda agree that, in paying any drawing under a Letter of Credit, the Applicable Issuing Party shall have no responsibility to obtain any document (other than any sight draft and certificate expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document; provided that the Applicable Issuing Party shall exercise that standard of care customarily exercised by it in the review and processing of drawings under letters of credit issued by it.

(b) No Agent-Related Person nor any of their respective correspondents, participants or assignees shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Required Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any LC Related Document.

(c) Max Bermuda hereby assumes all risks of the acts or omissions of any Beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude Max Bermuda’s pursuing such rights and remedies as it may have against the Beneficiary or transferee at law or under any other agreement. Neither any Agent-Related Person, any Applicable Issuing Party, any Lender nor any of their respective correspondents, participants or assignees shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.7; provided that, anything in such clauses to the contrary notwithstanding, Max Bermuda may have a claim against the Administrative Agent, the Applicable Issuing Party or any Lender, and the Administrative Agent, the Applicable Issuing Party or any Lender may be liable to Max Bermuda, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Max Bermuda which Max Bermuda, in a final judgment of a court of competent jurisdiction, proves were caused primarily by the Administrative Agent’s or Applicable Issuing Party’s or such Lender’s willful misconduct or gross negligence or the Applicable Issuing Party’s or such Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the Beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Applicable Issuing Party may accept documents that appear on their face to be in order, without responsibility for further investigation; and (ii) no Applicable Issuing Party shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(d) Concurrently with the issuance by the Fronting Bank of any Fronted Letter of Credit and any amendment thereto, the Fronting Bank shall be deemed to have sold and transferred to each other Lender, and each other Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and participation (a “Risk Participation”), to the extent of such Lender’s Percentage, in such Letter of Credit and Max Bermuda’s reimbursement obligations with respect thereto.

SECTION 2.7 Obligations Absolute. The obligations of Max Bermuda under this Agreement and any LC Related Document to reimburse the Administrative Agent, the LC Administrator, the Fronting Bank and the Lenders for a drawing under a Letter of Credit and to repay any LC Borrowing shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other LC Related Document under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any LC Related Document;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Max Bermuda in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the LC Related Documents;

(iii) the existence of any claim, set-off, defense or other right that Max Bermuda may have at any time against any Beneficiary or any transferee of any Letter of Credit (or any Person for whom any such Beneficiary or any such transferee may be acting), the Administrative Agent, the LC Administrator, the Fronting Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the LC Related Documents or any unrelated transaction;

(iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v) any payment by the Applicable Issuing Party or any Lender under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Applicable Issuing Party or any Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any Beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of Max Bermuda in respect of any Letter of Credit; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Max Bermuda or a guarantor.

SECTION 2.8 Continuing Letters of Credit.

(a) On and after the Effective Date, the Letters of Credit issued under the Existing Agreement listed on Schedule 2.8 (the “Continuing Letters of Credit”) shall be deemed to be Tranche A Letters of Credit issued under this Agreement for all purposes, including for purposes of the fees to be collected pursuant to Section 2.15 and reimbursement of costs and expenses to the extent provided herein.

(b) On the Effective Date, the Risk Participation of each Lender in the Continuing Letters of Credit which, as shown on Schedule 2.8, were issued as Fronted Letters of Credit shall be equal to each Lender’s Percentage and the Risk Participation of each Lender in the Continuing Letters of Credit which, as shown on Schedule 2.8, were issued as Several Letters of Credit shall be equal to each Lender’s Percentage.

(c) The LC Administrator and Max Bermuda shall promptly amend each of the Several Letters of Credit to reflect the Lenders as Issuers and the correct Percentages of the Lenders under the Several Letters of Credit.

SECTION 2.9 Applicability of ISP and UCP. Unless otherwise agreed by the Applicable Issuing Party and Max Bermuda when a Letter of Credit is issued, the rules of the ISP or the UCP (as selected by Max Bermuda pursuant to Section 2.3(a)) shall apply to each Letter of Credit.

SECTION 2.10 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by a Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and shall accrue following the commencement of any Insolvency Proceeding, whether or not allowed in such proceeding.

(d) LC Advances shall bear interest (after as well as before entry of judgment thereon to the extent permitted by law) on the outstanding principal amount thereof from the applicable LC Advance Date at a rate per annum equal to the Base Rate plus 2.00% and shall be immediately due and payable. To the extent that any LC Advances are made on an LC Advance Date pursuant to Section 2.4(c) and such LC Advances are repaid with immediately available funds by Max Bermuda on the LC Advance Date prior to 1:00 p.m. (Chicago time), no interest shall be payable on such LC Advances.

(e) Anything herein to the contrary notwithstanding, the obligations of a Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event such Borrower shall pay such Lender interest at the highest rate permitted by applicable law.

SECTION 2.11 Repayments; Prepayments.

(a) Each Borrower shall repay to the Lenders on the Tranche B Commitment Termination Date the aggregate outstanding principal amount of Loans made to such Borrower.

(b) Each Borrower may, upon notice from such Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay its Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Percentages.

SECTION 2.12 Payments.

(a) General. All payments to be made by a Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by a Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s Office, and shall be made in Dollars and in immediately available funds, no later than 1:00 p.m. (Chicago time) on the date specified herein. Except as otherwise expressly provided herein, the Administrative Agent will promptly distribute, in like funds as received, to each Lender its Percentage of any portion of such payment. Any payment received by the Administrative Agent later than 1:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless such following Business Day is the first Business Day of a calendar month, in which case such payment shall be made on the preceding Business Day), and such extension or reduction of time shall in such case be included in the computation of interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the applicable Borrower, the interest rate applicable to Base Rate Loans. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article VIII are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund Risk Participations in Letters of Credit and to make payments pursuant to Section

9.7 are several and not joint. The failure of any Lender to make any Loan, to fund any such Risk Participation or to make any payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its Risk Participation or to make its payment under Section 9.7.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Credit Extension in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Credit Extension in any particular place or manner.

SECTION 2.13 Termination or Reduction of Commitments. Max Bermuda may, upon not less than five Business Days’ prior notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $500,000 in excess thereof; unless, after giving effect thereto and to any prepayments or cash collateralization of LC Obligations to be made on the effective date thereof, (i) the Tranche A Obligations would exceed the amount of the combined Tranche A Commitments then in effect, (ii) the Tranche A Obligations would exceed the Tranche A Borrowing Base, (iii) the Tranche B Obligations would exceed the combined Tranche B Commitments then in effect or (iv) the combined Tranche B Commitments would exceed 25% of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to each Lender according to its Percentage. All fees due under Section 2.15(b) accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

SECTION 2.14 Mandatory Reduction/Cash Collateralization of Letters of Credit.

(a) If on any day the Tranche A Obligations exceed the combined Tranche A Commitments on such day or the Tranche A Obligations exceed the Tranche A Borrowing Base on such day, Max Bermuda shall immediately deposit into the Custody Account Eligible Investments or reduce the Tranche A Obligations, or a combination of the foregoing, in an amount sufficient to eliminate such excess.

(b) On the Final Expiry Date for the Tranche A Letters of Credit or, if earlier, the date the Tranche A Obligations are accelerated pursuant to Section 7.2, and until the final expiration date of all Tranche A Letters of Credit and thereafter so long as any Tranche A Obligations are payable hereunder, Max Bermuda shall immediately cash collateralize the Tranche A Letters of Credit with Cash and Cash Equivalents in an amount equal to 102% of the outstanding Tranche A Obligations. Max Bermuda shall take such actions as may be necessary to ensure that the Collateral in the Custody Account consists solely of Cash and Cash Equivalents in the required amount and, if requested by the Administrative Agent, shall deposit such Collateral (whether by transfer from the Custody Account or otherwise) in a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “LC Collateral Account”) at the Administrative Agent’s office in the name of Max Bermuda but under the sole dominion and control of the Administrative Agent, for the benefit of the LC Administrator and the Lenders and Max Bermuda shall have no interest therein except as set forth in Section 7.3.

(c) If for any reason the Tranche B Obligations at any time exceed the combined Tranche B Commitments then in effect, the Borrowers shall immediately prepay Loans and/or Max Bermuda shall collateralize the Tranche B LC Obligations with Cash and Cash Equivalents in an aggregate amount equal to such excess; provided, however, that Max Bermuda shall not be required to collateralize the Tranche B LC Obligations pursuant to this Section 2.14(c) unless after the prepayment in full of the Loans, the Tranche B Obligations exceed the combined Tranche B Commitments then in effect. Any Collateral provided by Max Bermuda pursuant to this Section 2.14 (c) shall be deposited in the LC Collateral Account and shall be released by the Administrative Agent at such time as the Tranche B Obligations no longer exceed the combined Tranche B Commitments.

(d) On the Final Expiry Date for the Tranche B Letters of Credit or, if earlier, the date the Tranche B Obligations are accelerated pursuant to Section 7.2, and until the final expiration date of any Tranche B Letter of Credit and thereafter so long as any Tranche B LC Obligations are payable hereunder, Max Bermuda shall immediately cash collateralize the Tranche B Letters of Credit with Cash and Cash Equivalents in an amount equal to 102% of the outstanding Tranche B LC Obligations and such Collateral shall be placed in the LC Collateral Account for the benefit of the LC Administrator and the Lenders and Max Bermuda shall have no interest therein except as set forth in Section 7.3.

(e) Max Bermuda hereby pledges, assigns and grants to the Administrative Agent, for the benefit of the LC Administrator and the Lenders, a security interest in all of Max Bermuda’s right, title and interest in and to the LC Collateral Account and all funds and Cash Equivalents which may from time to time be on deposit in the LC Collateral Account to secure the prompt and complete payment and performance of the respective LC Obligations for which such Collateral was deposited. The Administrative Agent may invest any funds on deposit from time to time in the LC Collateral Account in Cash Equivalents having a maturity not exceeding 30 days. Funds earned on such Cash Equivalents shall be deposited into the LC Collateral Account.

SECTION 2.15 Fees.

(a) Agency Fees. The Borrowers shall pay fees to the Administrative Agent for the Administrative Agent’s own account, as required by the letter agreement (“Fee Letter”) among the Borrowers and the Administrative Agent dated June 21, 2007 and as Max Bermuda and the Administrative Agent may agree from time to time.

(b) Non-Use Fees. Max Bermuda shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage a non-use fee on the actual daily unused portion of such Lender’s Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Administrative Agent, equal to (i) in the case of the Tranche A Commitments, the Applicable Rate times the actual daily amount by which the combined Tranche A Commitments exceed the Tranche A Obligations and (ii) in the case of the Tranche B Commitments, the Applicable Rate times the actual daily amount by which the combined Tranche B Commitments exceed the Tranche B Obligations. Such non-use fee shall accrue from the Effective Date to the applicable Commitment Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 2007 with the final payment to be made on the applicable Commitment Termination Date. The non-use fees provided in this Section shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article VIII are not met. On the Effective Date, Max Bermuda shall pay to the Administrative Agent all non-use fees accrued under the Existing Agreement to the Effective Date.

(c) Utilization Fee. Max Bermuda shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage, a utilization fee of 0.050% per annum times the aggregate principal amount of outstanding Loans on each day that the aggregate principal amount of outstanding Loans exceed 50% of the combined Tranche B Commitments in effect (or, if terminated, in effect immediately prior to such termination). The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 2007 through the Final Expiry Date of the Tranche B Obligations. Utilization fees shall accrue at all times, including at any time during which one or more of the conditions in Article VIII are not met.

(d) Letter of Credit Fees.

(i) Max Bermuda shall pay to the Administrative Agent for the account of each Lender a letter of credit fee for each Letter of Credit requested by Max Bermuda in an amount per annum of the average maximum stated amount of such Letter of Credit during such period (less any LC Advance with respect thereto) equal to the Applicable Rate with respect thereto. Such letter of credit fees shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 2007 through the Final Expiry Date with the final payment to be made on the Final Expiry Date. Max Bermuda shall pay to the Administrative Agent any letter of credit fees accrued under the Existing Agreement to the Effective Date.

(ii) In addition, with respect to each Letter of Credit issued by the Fronting Bank, Max Bermuda shall pay to the Fronting Bank a fronting fee in an amount per annum on the average maximum stated amount of such Letter of Credit during such period (less any LC Advance with respect thereto) equal to (x) 0.075% in the case of Tranche A Letters of Credit and (y) 0.10% in the case of Tranche B Letters of Credit. Such fronting fees shall be computed on a quarterly basis in arrears on the last Business Day of each calendar quarter and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December commencing on September 30, 2007 through the Final Expiry Date with the final payment to be made on the Final Expiry Date. On the Effective Date, Max Bermuda shall pay to the Fronting Bank all fronting fees accrued under the Existing Agreement to the Effective Date.

(iii) In addition, with respect to each Letter of Credit requested by Max Bermuda or any amendment or extension thereof, Max Bermuda agrees to pay to the LC Administrator such fees and expenses as the LC Administrator customarily requires in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.

(iv) Each Participating Bank with respect to a Several Letter of Credit shall pay to the Fronting Bank a fronting fee (the “Several L/C Fronting Fee”) computed on the Risk Participation purchased by such Participating Bank from the Fronting Bank with respect to such Several Letter of Credit at the rate per annum agreed to between the Fronting Bank and such Participating Bank. Unless otherwise agreed between such Participating Bank, the Fronting Bank and the Administrative Agent, the Several L/C Fronting Fee shall be paid by reducing the Letter of Credit Fee otherwise payable to such Participating Bank by an amount equal to the Several L/C Fronting Fee and paying the same to the Fronting Bank. Fees owed by any Participating Bank to the Fronting Bank pursuant to this Section 2.15(d) shall accrue for the account of such Participating Bank only during such period as such Lender is a Participating Bank with respect to any such Several Letter of Credit.

(e) Upfront Fees. On the Effective Date, the Borrowers shall pay to the Administrative Agent for the account of each Lender, such upfront fees as may have been agreed to by the Borrowers and such Lender.

SECTION 2.16 Computation of Fees and Interest.

(a) All computations of interest for LC Advances and Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(d) bear interest for one day.

(b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.

(c) Anything herein to the contrary notwithstanding, the obligations of the Borrowers to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law.

SECTION 2.17 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

SECTION 2.18 Several Obligations of Borrowers; Parent as Agent of Max Bermuda.

(a) The Obligations of each Borrower shall be several in nature.

(b) Max Bermuda hereby irrevocably appoints the Parent as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, and (ii) the execution and delivery of all documents, instruments and certificates (other than Borrowing Base Certificates) contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by both Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Parent, whether or not Max Bermuda joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent in accordance with the terms of this Agreement shall be deemed to have been delivered to Max Bermuda.

SECTION 2.19 Optional Increase in LC Commitments. (a) Provided no Default exists, Max Bermuda may at any time, by means of a letter to the Administrative Agent and each Lender substantially in the form of Exhibit G, request that the Lenders increase the Aggregate Commitments by $10,000,000 or an even multiple thereof; provided that (i)  in no event shall the Aggregate Commitments exceed $800,000,000 (or such lesser amount as determined pursuant Section 2.12) without the written consent of all Lenders, (ii) such increase shall either be an increase of the Tranche A Commitments and/or the Tranche B Commitments and (iii) after giving effect to any such increase, the Tranche B Commitments shall not be more than 25% of the Aggregate Commitments. Each Lender shall have the option (in its sole and complete discretion) to subscribe for its proportionate share (or more or less than its proportionate share) of such increase, according to its then-existing Percentage. Each Lender shall respond to Max Bermuda’s request within 20 Business Days by submitting a response in the form of Attachment 1 to Exhibit G to the Administrative Agent (and any Lender not responding within such period shall be deemed to have declined such request). At the option of Max Bermuda, any part of the proposed increase not proportionately subscribed may be assumed, within 10 Business Days after all Lenders have responded to (or, by not responding, are deemed to have declined) such request, by one or more existing Lenders and/or by one or more Persons meeting the qualifications of an Eligible Assignee, in amounts which are acceptable to Max Bermuda; it being understood that any assumption by a Person which is not an existing Lender shall be subject to consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) provided that after giving effect to any such increase, each Lender shall have the same percentage under the Tranche A Commitments and the Tranche B Commitments. Any increase in the Aggregate Commitments pursuant to this Section 2.19 shall become effective on the earliest to occur of (a) the date on which the proposed increase has been fully subscribed and (b) the date, which shall not be earlier than the date on which all Lenders have responded to (or are deemed to have declined) Max Bermuda’s request for an increase, on which Max Bermuda notifies the Administrative Agent that Max Bermuda accepts an increase in the aggregate Commitments which is less than the full amount of the requested increase and upon satisfaction of the conditions in Section 2.19(b). The Administrative Agent shall promptly notify Max Bermuda and the Lenders of any increase in the amount of the Aggregate Commitments pursuant to this Section 2.19 and of the Aggregate Commitments and Percentage of each Lender after giving effect thereto.

(b) As a condition precedent to such increase, Max Bermuda shall deliver or cause to be delivered to the Administrative Agent a certificate of each Borrower dated as of the effective date of the increase (the “Increase Effective Date”) signed by an Authorized Officer of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default exists. In the event of any nonratable increase in the Commitments under this Section, (x) the Borrowers shall prepay their respective Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.5) to the extent necessary to keep the outstanding Loans ratable with any revised Percentages arising from any nonratable increase in the Commitments under this Section and (y) all outstanding Several Letters of Credit shall be amended or returned and reissued to give effect to any revised Percentages. The Administrative Agent and Max Bermuda will cooperate, to the extent feasible, to set the Increase Effective Date on a date which minimizes or eliminates the obligation of the Borrowers to pay additional amounts under Section 3.5.

(c) This Section shall supersede any provisions in Section 2.17 or 10.1 to the contrary.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

SECTION 3.1 Taxes.

(a) Any and all payments by a Borrower to each Lender, the Fronting Bank or the Administrative Agent under this Agreement and any other Credit Document shall be made free and clear of, and without deduction or withholding for any Taxes except as required by law. In addition, each Borrower shall pay all Other Taxes with respect to its Obligations.

(b) Each Borrower agrees to indemnify and hold harmless the LC Administrator, the Fronting Bank, each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Lenders, the Fronting Bank or the Administrative Agent with respect to its Obligations and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender, the Fronting Bank or the Administrative Agent makes written demand therefor.

(c) If a Borrower shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender, the Fronting Bank or the Administrative Agent with respect to its Obligations, provided that such Person has provided the forms required in Section 9.10, then:

(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender, the Fronting Bank or the Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) such Borrower shall make such deductions and withholdings;

(iii) such Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv) such Borrower shall also pay, without duplication, each Lender, the Fronting Bank or the Administrative Agent for the account of such Person, at the time interest is paid, all additional amounts which such Person specifies as reasonably necessary to preserve the after-tax yield such Person would have received if such Taxes or Other Taxes had not been imposed.

(d) Within 30 days after the date of any payment by a Borrower of Taxes or Other Taxes, such Borrower shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.

(e) If a Borrower is required to pay additional amounts to any Lender, the Fronting Bank or the Administrative Agent pursuant to Section 3.1(c), then such Person shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the judgment of such Person is not otherwise disadvantageous to such Person or inconsistent with such Person’s internal policies.

(f) If the Administrative Agent, the Fronting Bank or any Lender receives a refund in respect of Taxes or Other Taxes paid by a Borrower pursuant to this Section 3.1, which in the good faith judgment of such Person is allocable to such payment, it shall promptly pay such refund to such Borrower, net of all out-of-pocket expenses of such Person incurred in obtaining such refund, provided, however, that such Borrower agrees to promptly return such refund to the applicable Person if it receives notice from such Person that such Person is required to repay such refund. Nothing contained herein shall require the Administrative Agent or any Lender to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrowers.

SECTION 3.2 Illegality.

(a) If the Fronting Bank or any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, in each case after the date hereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for the Fronting Bank or any Lender or its applicable Lending Office to make or participate in any Credit Extensions, then, on notice thereof by the Fronting Bank or such Lender to the Borrowers through the Administrative Agent, the obligation of all Lenders to make or participate in Credit Extensions shall be suspended until the Fronting Bank or such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.

(b) Before giving any notice to the Administrative Agent under this Section, the Fronting Bank or the affected Lender shall designate a different Lending Office with respect to its Credit Extensions if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of such Person, be illegal or otherwise disadvantageous to such Person or inconsistent with such Person’s internal policies.

SECTION 3.3 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.4 Increased Costs and Reduction of Return.

(a) If the Fronting Bank or any Lender determines that, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation, in each case after the date hereof, or (ii) the compliance by the Fronting Bank or any Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) after the date hereof, there shall be any increase in the cost to the Fronting Bank or such Lender of agreeing to make or making, funding or maintaining any Credit Extensions, then each Borrower shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of the Fronting Bank or such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs in connection with its Obligations; provided that, to the extent such increased costs are not specifically related to the Obligations, the Fronting Bank or such Lender must be charging such amounts to all of its customers on a non-discriminatory basis; provided further that a Borrower shall not be obligated to pay any additional amounts which were incurred by the Fronting Bank or such Lender more than 90 days prior to the date of such request.

(b) If the Fronting Bank or any Lender shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Fronting Bank or such Lender (or its Lending Office) or any corporation controlling the Fronting Bank or such Lender with any Capital Adequacy Regulation, in each case after the date hereof, affects or would affect the amount of capital required or expected to be maintained by the Fronting Bank or such Lender or any corporation controlling the Fronting Bank or such Lender and (taking into consideration the Fronting Bank’s or such Lender’s or such corporation’s policies with respect to capital adequacy and the Fronting Bank’s or such Lender’s desired return on capital) determines that the amount of such capital is increased or its rate of return is decreased as a consequence of its Commitments, Credit Extensions, or obligations under this Agreement to a Borrower, then, upon demand of the Fronting Bank or such Lender to the applicable Borrower through the Administrative Agent, such Borrower shall pay to the Fronting Bank or such Lender, from time to time as specified by the Fronting Bank or such Lender, additional amounts sufficient to compensate the Fronting Bank or such Lender for such increase; provided that to the extent such increased costs are not specifically related to the Obligations, the Fronting Bank or such Lender must be charging such amounts to all of its customers on a non-discriminatory basis; provided further that such Borrower shall not be obligated to pay any additional amounts which were incurred by the Fronting Bank or such Lender more than 90 days prior to the date of such request.

(c) In the event that after the Effective Date a Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual cost allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided that the applicable Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 10 days’ prior to the relevant Interest Payment Date, such additional costs shall be due and payable 10 days from receipt of such notice.

SECTION 3.5 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by such Borrower;

(c) any failure by such Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon); or

(d) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Max Bermuda pursuant to Section 3.7;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the applicable Borrower to the Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

SECTION 3.6 Certificates of Lenders. Any Person claiming reimbursement or compensation under this Article III shall deliver to the applicable Borrower (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Person hereunder and such certificate shall be conclusive and binding on such Borrower in the absence of manifest error.

SECTION 3.7 Substitution of Lenders. Upon the receipt by a Borrower from the Fronting Bank or any Lender (an “Affected Lender”) of a claim for compensation under Section 3.1, 3.2, 3.4 or 3.5 or if any Lender is a Defaulting Lender Max Bermuda may: (a) request the Affected Lender to use its reasonable efforts to obtain a replacement bank or financial institution satisfactory to Max Bermuda to acquire and assume all or a ratable part of all of such Affected Lender’s or Defaulting Lender’s Credit Extensions and Commitments (a “Substitute Lender”); (b) request one more of the other Lenders to acquire and assume all or part of such Affected Lender’s Credit Extensions and Commitment; or (c) designate a Substitute Lender. Any such designation of a Substitute Lender under clause (a) or (b) shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).

SECTION 3.8 Survival. The agreements and obligations of the Borrowers in this Article III shall survive the payment of all other Obligations.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make Credit Extensions hereunder, each Borrower represents and warrants to each Lender that:

SECTION 4.1 Due Organization, Authorization, etc. Each Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of its organization, (b) is duly qualified to do business and in good standing in each jurisdiction where, because of the nature of its activities or properties, such qualification is required except where the failure to qualify would not have a Material Adverse Effect, (c) has the requisite company power and authority and the right to own and operate its properties, to lease the property it operates under lease, and to conduct its business as now and proposed to be conducted, and (d) has obtained all material licenses, permits, consents or approvals from or by, and has made all filings with, and given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, the consummation of the transactions contemplated by this Agreement) as to each of the foregoing, except where the failure to do so would not have a Material Adverse Effect. The execution, delivery and performance by each Borrower of this Agreement and the consummation of the transactions contemplated hereby and thereby are within its corporate powers and have been duly authorized by all necessary corporate action (including, without limitation, shareholder approval, if required). Each Borrower has received all other material consents and approvals (if any shall be required) necessary for such execution, delivery and performance, and such execution, delivery and performance do not and will not contravene or conflict with, or create a Lien (other than pursuant to the Credit Documents) or right of termination or acceleration under, any Requirement of Law or Contractual Obligation binding upon such Borrower. This Agreement and each of the Credit Documents is (or when executed and delivered will be) the legal, valid, and binding obligation of such Borrower enforceable against such Borrower in accordance with its respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

SECTION 4.2 Litigation and Contingent Liabilities. Except (a) as set forth (including estimates of the dollar amounts involved) in Schedule 4.2 hereto, (b) for claims which are covered by Insurance Policies, coverage for which has not been denied in writing, (c) for claims which relate to Reinsurance Agreements or Primary Policies issued by Max Bermuda or its Subsidiaries which involve a potential liability which does not exceed 10% of Max Bermuda’s Net Worth, (d) for claims which relate to Reinsurance Agreements or Primary Policies issued by Insurance Subsidiaries of Max US Holdings which involve a potential liability which does not exceed 10% of the Parent’s Net Worth, and (e) for claims which relate to Reinsurance Agreements or Primary Policies entered into by Insurance Subsidiaries in the ordinary course of business (referred to herein as “Ordinary Course Litigation”), no claim, litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry is pending or, to the knowledge of the Parent, threatened against the Parent or its Subsidiaries (i) which would, if adversely determined, have a Material Adverse Effect or (ii) which relates to any of the transactions contemplated hereby. Other than any liability incident to such claims, litigation or proceedings, the Parent and its Subsidiaries have no material Contingent Liabilities other than Permitted Guarantees.

SECTION 4.3 Employee Benefit Plans. Neither the Parent nor any of its Subsidiaries have any Plans.

SECTION 4.4 Regulated Entities. Neither the Parent nor Max Bermuda is an “investment company” or a company “controlled by an investment company,” for the purpose of the Investment Company Act of 1940, as amended. Neither the Parent nor Max Bermuda is engaged in the “investment business” as defined in The Investment Business Act of 2003 of Bermuda. Neither the Parent nor Max Bermuda is subject to regulation under the Public Utility Holding Act of 1935, the Federal Power Act, the Interstate Commerce Act, any public utilities code, or any other Requirement of Law limiting its ability to incur Debt.

SECTION 4.5 Regulations U and X. Neither the Parent nor Max Bermuda is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. None of the Parent, Max Bermuda, any Affiliate or any Person acting on behalf of the Parent or Max Bermuda has taken or will take action to cause the execution, delivery or performance of this Agreement, the making or existence of the Credit Extensions or the use of proceeds of the Credit Extensions to violate Regulations U or X of the FRB.

SECTION 4.6 Proceeds. Letters of Credit issued hereunder will be used solely to secure obligations of Max Bermuda or its Insurance Subsidiaries under Reinsurance Agreements and Primary Policies or for regulatory purposes. Loan proceeds will be used for general corporate purposes of the Borrowers. None of the proceeds of the Credit Extensions will be used in violation of applicable law, and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock as such terms are defined in Regulation U of the FRB.

SECTION 4.7 Accuracy of Information. All factual written information furnished heretofore or contemporaneously herewith by or on behalf of Max Bermuda or the Parent to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any of the transactions contemplated hereby, as supplemented to the date hereof, is and all other such factual written information hereafter furnished by or on behalf of Max Bermuda or the Parent to the Administrative Agent or the Lenders will be, true and correct in all material respects on the date as of which such information is dated or certified and such factual information heretofore or contemporaneously herewith does not, and all such other factual information hereafter furnished will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading.

SECTION 4.8 Subsidiaries; Equity Interests. As of the Effective Date, (a) the Parent has no Subsidiaries other than those specifically disclosed on Schedule 4.8 and such Schedule correctly indicates which Subsidiaries are Insurance Subsidiaries, Material Insurance Subsidiaries and Material Parties, (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Person and in the amounts specified on Schedule 4.8 free and clear of all Liens and (c) the Parent and its Subsidiaries have no equity investments in any other corporation or entity other than those (i) specifically disclosed on Schedule 4.8 and (ii) maintained in their investment portfolio in the ordinary course of business and pursuant to the investment guidelines most recently delivered to the Administrative Agent prior to the Effective Date.

SECTION 4.9 Taxes. The Parent and its Subsidiaries have filed by the required filing date all tax returns that are required to be filed by it, and has paid or provided adequate reserves for the payment of all material taxes, including, without limitation, all payroll taxes and federal and state withholding taxes, and all assessments payable by it that have become due, other than (a) those that are not yet delinquent and are being contested in good faith by appropriate proceedings and with respect to which reserves have been established, and are being maintained, in accordance with GAAP or (b) those which the failure to file or pay would not have a Material Adverse Effect. On the Effective Date there is no ongoing audit by a taxing authority or, to the Parent’s knowledge, other governmental investigation of the tax liability of the Parent or any of its Subsidiaries and there is no unresolved claim by a taxing authority concerning the Parent or any of its Subsidiaries tax liability, for any period for which returns have been filed or were due. As used in this Section 4.9, the term “taxes” includes all taxes of any nature whatsoever and however denominated, including, without limitation, excise, import, governmental fees, duties and all other charges, as well as additions to tax, penalties and interest thereon, imposed by any government or instrumentality, whether federal, state, local, foreign or other.

SECTION 4.10 Securities Laws. Neither Borrower nor any Affiliate, nor, to either Borrower’s knowledge, anyone acting on behalf of any such Person, has directly or indirectly offered any interest in the Credit Extensions or any other Obligation for sale to, or solicited any offer to acquire any such interest from, or has sold any such interest to any Person that would cause the issuance or sale of the Credit Extensions to be required to be registered under the Securities Act of 1933, as amended.

SECTION 4.11 Compliance with Laws. Neither the Parent nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, where the effect of such violation could reasonably be expected to have a Material Adverse Effect and, to the best of the Parent’s knowledge, no such violation has been alleged and the Parent and each of its Subsidiaries (i) has filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority, if such failure to so file could reasonably be expected to have a Material Adverse Effect; and the information contained in each of such filings is true, correct and complete in all material respects and (ii) has retained all records and documents required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, if the failure to so retain such records and documents could reasonably be expected to have a Material Adverse Effect.

SECTION 4.12 Financial Condition. The audited consolidated financial statements of the Parent and Max Bermuda as at December 31, 2006 and the unaudited consolidated financial statements of the Parent and Max Bermuda as at March 31, 2007, copies of which have been delivered to the Lenders, are true and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and present fairly the consolidated financial condition of such Borrower and its Subsidiaries at such date and the result of its operations for the periods then ended.

SECTION 4.13 Insurance Act. Max Bermuda has not received any direction or other notification by the Minister pursuant to Section 32 of Insurance Act, 1978 of Bermuda.

SECTION 4.14 First Priority Security Interest. The Administrative Agent, for the benefit of the Lenders, has a first priority perfected security interest in the Collateral pledged by Max Bermuda pursuant to the Security Agreement.

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the LC Obligations and all other Obligations are paid in full, and until the Final Expiry Date, each Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

SECTION 5.1 Reports, Certificates and Other Information. Furnish or cause to be furnished to the Administrative Agent for distribution to the Lenders:

(a) GAAP Financial Statements:

(i) Within 45 days after the close of each of the first three Fiscal Quarters of each Fiscal Year (A) of Max Bermuda, a copy of the unaudited consolidated balance sheets of Max Bermuda and its Subsidiaries, as of the close of such quarter and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by the certification of an Executive Officer of Max Bermuda that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated results of operations and cash flows of Max Bermuda and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended and (B) of the Parent, a copy of the unaudited consolidated balance sheets of the Parent, as of the close of such quarter and the related consolidated statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter, all prepared in accordance with GAAP (subject to normal year-end adjustments) and accompanied by the certification of an Executive Officer of the Parent that all such financial statements are complete and correct and present fairly in accordance with GAAP (subject to normal year-end adjustments) the consolidated results of operations and cash flows of the Parent as at the end of such Fiscal Quarter and for the period then ended.

(ii) Within 90 days after the close of each Fiscal Year (A) of Max Bermuda, a copy of the annual audited consolidated financial statements of Max Bermuda and its Subsidiaries consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by Max Bermuda and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position and the results of operations and cash flows of Max Bermuda and its Subsidiaries as at the end of such year and for the period then ended and (B) of the Parent, a copy of the annual audited financial statements of the Parent consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without material qualification by KPMG or any other firm of independent certified public accountants of recognized national standing selected by the Parent and reasonably acceptable to the Required Lenders that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position and the results of operations and cash flows of the Parent as at the end of such year and for the period then ended.

(b) Tax Returns. If requested by the Administrative Agent, copies of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by the Parent and its Subsidiaries.

(c) SAP Financial Statements. Within 30 days after the transmittal thereof to any Governmental Authority, any Annual Statement or quarterly statutory statements required to be delivered to or under such Governmental Authority by a Borrower or any Material Insurance Subsidiary thereof prepared in conformity with the requirements thereof.

(d) Monthly Report and Borrowing Base Certificate. As soon as available, but in any event within 25 days after the end of each calendar month of each Fiscal Year, (i) a report listing each of Max Bermuda’s Eligible Investments and (ii) a Borrowing Base Certificate executed by an Executive Officer. For purposes of such report and of completing the Borrowing Base Certificate required under this Section 5.1(d), each Eligible Investment shall be valued based on its Fair Market Value as at the last Business Day of the calendar month for which such report or Borrowing Base Certificate is being delivered.

(e) Projections. As soon as available, but not later than March 31 of each year, commencing with the year 2008, a two-year projection of Max Bermuda’s results covering the then-current Fiscal Year and the next Fiscal Year.

(f) SEC Filings, etc. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of either Borrower (other than notices given pursuant to the management rights letter agreements between each Borrower and certain shareholders), and copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file or be required to file with the SEC under Section 13 or 15 of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(g) Additional Borrowing Base Certificates. Promptly, at the request of the Administrative Agent, a Borrowing Base Certificate for any given Business Day executed by an Executive Officer of Max Bermuda.

(h) Notice of Default, etc. Immediately after an Executive Officer of a Borrower knows or has reason to know of the existence of any Default, or any development or other information which would have a Material Adverse Effect, telephonic or telegraphic notice specifying the nature of such Default or development or information, including the anticipated effect thereof, which notice shall be promptly confirmed in writing within two (2) Business Days.

(i) Other Information. The following certificates and other information related to the Borrowers:

(i) Within five (5) Business Days of receipt, a copy of any financial examination reports by a Governmental Authority with respect to Max Bermuda or any of its Material Insurance Subsidiaries relating to the insurance business of Max Bermuda or such Subsidiary (when, and if, prepared); provided, Max Bermuda shall only be required to deliver any interim report hereunder at such time as Max Bermuda has knowledge that a final report will not be issued and delivered to the Administrative Agent within 90 days of any such interim report.

(ii) Copies of all filings (other than nonmaterial filings) with Governmental Authorities by Max Bermuda or any of its Material Insurance Subsidiaries not later than five (5) Business Days after such filings are made, including, without limitation, filings which seek approval of Governmental Authorities with respect to transactions between a Borrower or any of its Material Insurance Subsidiaries and its Affiliates.

(iii) Within five (5) Business Days of such notice, notice of proposed or actual suspension, termination or revocation of any material license of Max Bermuda or any of its Material Insurance Subsidiaries by any Governmental Authority or of receipt of notice from any Governmental Authority notifying Max Bermuda or any of its Material Insurance Subsidiaries of a hearing relating to such a suspension, termination or revocation, including any request by a Governmental Authority which commits Max Bermuda or any of its Material Insurance Subsidiaries to take, or refrain from taking, any action or which otherwise materially and adversely affects the authority of Max Bermuda or any of its Material Insurance Subsidiaries to conduct its business.

(iv) Within five (5) Business Days of receipt of such notice, notice of any pending or threatened investigation or regulatory proceeding (other than routine periodic investigations or reviews) by any Governmental Authority concerning the business, practices or operations of Max Bermuda or any of its Material Insurance Subsidiaries.

(v) Promptly upon receipt of notice of any actual or, to the applicable Borrower’s knowledge, proposed material changes in the Insurance Code governing the investment or dividend practices of such Borrower or any of its Material Insurance Subsidiaries that could reasonably be expected to adversely affect such Borrower or any of its Material Insurance Subsidiaries in any material respect, notice of such changes.

(vi) Notice of any material change in accounting policies or financial reporting practices by the Borrowers or any other Material Party.

(vii) Promptly upon the announcement thereof, any change in the Parent Debt Rating.

(viii) Promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request.

(j) Compliance Certificates. Concurrently with the delivery to the Administrative Agent of the GAAP financial statements under Sections 5.1(a)(i) and 5.1(a)(ii), for each Fiscal Quarter and Fiscal Year of the Borrowers, and at any other time no later than ten (10) Business Days following a written request of the Administrative Agent, a duly completed Compliance Certificate, signed by the chief executive officer, chief financial officer, chief risk officer or chief operating officer of the Parent.

(k) Notice of Litigation, License, etc. Promptly upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by a Borrower with respect thereto: (i) the institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding which could, if adversely determined, be reasonably expected to have a Material Adverse Effect and which is not Ordinary Course Litigation, (ii) the institution of, or any adverse determination in, any litigation or arbitration proceeding with respect to a Reinsurance Agreement or Primary Policy (x) issued by Max Bermuda or any of its Subsidiaries involving unreserved claims in excess of 10% of Max Bermuda’s Net Worth, or (y) issued by Insurance Subsidiaries of Max US Holdings involving unreserved claims in excess of 10% of the Parent’s Net Worth, (iii) the commencement of any dispute which might lead to the modification, transfer, revocation, suspension or termination of this Agreement or any Credit Document or (iv) any event which could be reasonably expected to have a Material Adverse Effect.

(l) Other Information. From time to time such other information concerning the Borrowers as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.1(a)(i) or (ii) or Section 5.1(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provide a link thereto on the Parent’s or Max Bermuda’s respective website on the Internet at the respective website address listed on Schedule 10.2; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 5.1(j) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Fronting Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to either Borrower or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the Fronting Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to either Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.9); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.2 Corporate Existence; Foreign Qualification. Do and cause to be done at all times all things necessary to (a) maintain and preserve the corporate existence of the Parent and each of its Subsidiaries, (b) be, and ensure that the Parent and each of its Subsidiaries is, duly qualified to do business and be in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary unless the failure to be so qualified would not have a Material Adverse Effect, and (c) do or cause to be done all things necessary to preserve and keep in full force and effect the Parent’s and Max Bermuda’s corporate existence.

SECTION 5.3 Books, Records and Inspections. (a) Maintain, and cause its Subsidiaries to maintain materially complete and accurate books and records in accordance with GAAP and SAP, (b) permit access at reasonable times by the Administrative Agent to its books and records, (c) permit the Administrative Agent or its designated representative to inspect at reasonable times its properties and operations, and (d) permit the Administrative Agent to discuss its business, operations and financial condition with its officers and its independent accountants.

SECTION 5.4 Insurance. Maintain Insurance Policies to such extent and against such hazards and liabilities as is required by law.

SECTION 5.5 Taxes and Liabilities. Pay, and cause each Subsidiary to pay, when due all material taxes, assessments and other material liabilities except as contested in good faith and by appropriate proceedings with respect to which reserves have been established, and are being maintained, in accordance with GAAP if and so long as such contest could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6 Compliance with Laws. Comply, and cause each Subsidiary to comply (a) with all federal and local laws, rules and regulations related to its businesses (including, without limitation, the establishment of all insurance reserves required to be established under SAP and applicable laws restricting the investments of Insurance Subsidiaries), and (b) with all Contractual Obligations binding upon it, except where failure to so comply would not in the aggregate have a Material Adverse Effect.

SECTION 5.7 Maintenance of Permits. Maintain, and cause each Subsidiary to maintain, all permits, licenses and consents as may be required for the conduct of its business by any federal or local government agency or instrumentality except where failure to maintain the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.8 Conduct of Business. Engage, and cause each Subsidiary to engage, primarily in the same business or businesses described in the Parent’s 2006 Annual Report.

SECTION 5.9 Use of Credit Extensions. Request Letters of Credit only to support obligations of Max Bermuda or any of its Insurance Subsidiaries under Reinsurance Agreements and Primary Policies and regulatory purposes and use Loan proceeds only for general corporate purposes of the Borrowers.

SECTION 5.10 Financial Strength Rating. Maintain the A.M. Best Company financial strength rating of Max Bermuda of not less than B++.

SECTION 5.11 Further Assurances. Promptly upon the request of the Administrative Agent, Max Bermuda shall execute, acknowledge, deliver and record and do any and all such further acts and deeds as the Administrative Agent may reasonably request from time to time in order to insure that the obligations of Max Bermuda hereunder are secured by a first priority perfected interest in the assets of Max Bermuda stated to be pledged pursuant to the Security Agreement and to perfect and maintain the validity, effectiveness and priority of the Security Agreement and the Liens intended to be created thereby. Notwithstanding the provisions of Section 3 of the Control Agreement entered into on the Effective Date, without the prior written consent of the Administrative Agent, Max Bermuda shall not give directions or entitlement orders to Mellon Bank, N.A. (or another Securities Intermediary party to a Control Agreement with respect to a Custody Account) to make a delivery to Max Bermuda or any other Person of assets or properties (other than dividends and interest on the Eligible Investments) from the Custody Account except in connection with the sale of an Eligible Investment the proceeds of which will be deposited into the Custody Account. The Administrative Agent, on behalf of the Lenders, agrees that provided (i) no Event of Default exists and is continuing and (ii) after giving effect to the proposed delivery, the Tranche A Borrowing Base is equal to or in excess of the Tranche A Obligations, as the case may be, the Administrative Agent shall consent to any such delivery within one Business Day of the request.

ARTICLE VI.

NEGATIVE COVENANTS

Until the LC Obligations and all other Obligations are paid in full and until the Final Expiry Date, each Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

SECTION 6.1 Max Bermuda Net Worth. Not permit the Net Worth of Max Bermuda to be less than the sum of (a) the Minimum Net Worth, plus (b) an amount equal to 50% of the Consolidated Net Income of Max Bermuda in each Fiscal Quarter of the applicable Fiscal Year, plus commencing with the Fiscal Quarter ended June 30, 2007, plus (c) an amount equal to 50% of the aggregate increases in shareholders’ equity of Max Bermuda by reason of the issuance and sale of Capital Stock of Max Bermuda or other capital contributions in each Fiscal Quarter of the applicable Fiscal Year. The initial Minimum Net Worth shall be $995,000,000. On the date that financial statements are delivered pursuant to Section 5.1(a)(ii), the Minimum Net Worth will be recalculated to be the greater of (x) the required Minimum Net Worth as of the first day of the previous Fiscal Year (without giving effect to the increases referred to in the previous sentence) and (y) 65% of the Net Worth of Max Bermuda as of such Fiscal Year end.

SECTION 6.2 Parent Debt to Total Capitalization Ratio. Not permit the Parent Debt to Total Capitalization Ratio to be greater than 35%. For purposes of determining the Parent Debt to Total Capitalization Ratio, only that portion of the Total Return Equity Swaps, including notional value additions, which is treated as indebtedness by A.M. Best Company will be included as Debt. On the Effective Date, A.M. Best Company currently treats 0% of the existing Total Return Equity Swap as indebtedness.

SECTION 6.3 Debt. Not permit Max Bermuda or any other Subsidiary to, incur any Debt other than (a) Debt under this Agreement; (b) Purchase Money Debt provided the aggregate principal amount outstanding at any time does not exceed $1,000,000; (c) Debt pursuant to Capitalized Leases provided such Leases do not cover any property other than property acquired in connection therewith and the aggregate principal amount of all such Debt outstanding at any time does not exceed $2,500,000; (d) Hedging Obligations entered into in the ordinary course of business in order to hedge currency, commodity or interest rate risks, and not for purposes of speculation; (e) Debt for standby letters of credit which have been, or may be from time to time in the future, issued to insurance or reinsurance cedents in the ordinary course of business; (f) Debt in connection with Total Return Equity Swaps provided the total aggregate amount outstanding at any time does not exceed an amount equal to 10% of the Investment Portfolio; (g) Debt in connection with Permitted Guarantees; (h) unsecured Debt of Max US Holdings and its Subsidiaries not to exceed $150,000,000 and (i) Debt not included in paragraphs (a) through (h) which does not exceed at any time; in the aggregate, $10,000,000.

SECTION 6.4 Mergers, Consolidations and Sales. Not, and not permit any Subsidiary to, (a) merge or consolidate; (b) purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any partnership or joint venture interest in, any other Person, provided that (i) Max Bermuda may make any such purchase or acquisition provided (A) no Default or Event of Default has occurred and is continuing or would result from such purchase or acquisition, (B) Max Bermuda provides the Lenders with a pro forma Compliance Certificate giving effect to such purchase or acquisition and (C) (1) the purchase price of any single purchase or acquisition does not exceed $75,000,000 and (2) the aggregate purchase price of all such purchases and acquisitions after the date hereof does not exceed $250,000,000 and (ii) Max U.S. Holdings and any of its Subsidiaries may make any such purchase or acquisition provided (A) no Default or Event of Default has occurred and is continuing or would result from such purchase or acquisition, (B) Max Bermuda provides the Lenders with a pro forma Compliance Certificate giving effect to such purchase or acquisition and (C) (1) the purchase price of any single purchase or acquisition does not exceed $25,000,000 and (2) the aggregate purchase price of all such purchases and acquisitions after the date hereof does not exceed $100,000,000; or (c) sell, transfer, convey or lease all or any substantial part of its assets, other than (i) any sale, transfer, conveyance or lease in the ordinary course of business, (ii) any sale or assignment of receivables, (iii) any sale, transfer, conveyance or lease not in the ordinary course of business provided the aggregate fair market value of all such sales, transfers, conveyances or leases after the date hereof does not exceed $75,000,000 and (iv) Total Return Equity Swaps permitted under Section 6.3(f). Notwithstanding the foregoing, (x) Max US Holdings may merge or consolidate with, purchase or otherwise acquire assets from and transfer assets to, any of its Subsidiaries, and (y) any Subsidiary of Max US Holdings may merge or consolidate with, purchase or otherwise acquire assets from and transfer assets to, Max US Holdings or any other Subsidiary of Max US Holdings.

SECTION 6.5 Other Agreements. Not enter into any agreement containing any provision which would be violated or breached by the performance of obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

SECTION 6.6 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into, or cause, suffer or permit to exist, directly or indirectly, any arrangement, transaction or contract with any of its Affiliates other than Permitted Guarantees unless such arrangement, transaction or contract is on an arm’s length basis.

SECTION 6.7 Liens. Not create or permit to exist, nor allow any of its Subsidiaries to create or permit to exist, any Lien with respect to any assets now or hereafter existing or acquired, except the following: (i) Liens for current taxes not delinquent or for taxes being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (ii) easements, party wall agreements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary course of the business of such Person; (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and Liens pursuant to letters of credit or other security arrangements in connection with such insurance or benefits, (iv) mechanics’, workers’, materialmen’s, landlord liens and other like Liens arising in the ordinary course of business in respect of obligations which are not delinquent or which are being contested in good faith and by appropriate proceedings and with respect to which adequate reserves have been established, and are being maintained, in accordance with GAAP, (v) Liens listed on Schedule 6.7 in effect on the date hereof; (vi) attachments, judgments and other similar Liens for sums not exceeding $20,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights); (vii) attachments, judgments and other similar Liens for sums of $20,000,000 or more (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) provided the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings and have been bonded off; (viii) Liens on cash and Investments (other than Collateral) pursuant to trusts or other security arrangements in connection with Reinsurance Agreements or Primary Policies and Liens securing Debt permitted under Section 6.3(e); (ix) Liens in connection with Debt permitted under Section 6.3(f); (x) Liens in favor of the Administrative Agent for the benefit of the Lenders; (xi) Purchase Money Liens securing Purchase Money Debt permitted under Section 6.3(b); (xii) any interest or title of a lessor in assets subject to any Capitalized Lease or operating lease which is permitted under this Agreement; and (xiii) Liens not permitted by any other clause of this Section 6.7 securing Debt in an aggregate amount not to exceed $10,000,000, provided any Liens granted (other than Liens pursuant to Section 6.7(x)) do not extend to any Collateral.

SECTION 6.8 Restrictions On Negative Pledge Agreements. Not create, incur or assume any agreement to which it is a signatory, other than this Agreement which places any restrictions upon the right of the Borrowers to sell, pledge or otherwise dispose of any material portion of its properties now owned or hereafter acquired (other than with respect to property secured by Liens permitted under Section 6.7) except for (i) such restrictions imposed under this Agreement or by federal or state laws upon the right of the Borrowers to sell, pledge or otherwise dispose of securities owned by it, (ii) restrictions imposed in connection with Debt permitted under Section 6.3(e) provided that such restrictions are no more restrictive than those contained in this Agreement and such restrictions do not prohibit the Borrowers from granting Liens to secure the Obligations under this Agreement and (iii) restrictions on the Parent and its Subsidiaries pursuant to the Max US Holdings Indenture.

SECTION 6.9 Dividends, Etc. Not (a) declare or pay any dividends on any of its Capital Stock, (b) purchase any Capital Stock of the Parent or any warrants, options or other rights in respect of such stock, (c) redeem any Capital Stock of the Parent or Max Bermuda or any warrants, options or other rights in respect of any such stock, or (d) set aside funds for any of the foregoing, except that each of Max Bermuda and the Parent may declare or pay dividends on any of its Capital Stock and the Parent may purchase or redeem any of its Capital Stock provided no Default or Event of Default has occurred and is continuing on the date of or would result from such declaration, payment, purchase or redemption. Notwithstanding the foregoing, the Parent may declare and pay dividends in respect of any Capital Stock which has a preference over other Capital Stock of such Person with respect to dividends, redemption or payment upon liquidation if, at the time of and after giving effect to such dividend, no Default under Sections 7.1(a), 7.1(b) or 7.1(e) shall have occurred and be continuing.

SECTION 6.10 Eligible Investments. Max Bermuda shall not permit:

(a) the minimum weighted average credit quality rating of the Eligible Investments to be less than AA/Aa2 or the equivalent; or

(b) the Eligible Investments to exceed the Concentration Limits;

provided, however, that Max Bermuda shall not be in violation of this Section 6.10 if such violation occurs as a result of a change in the Fair Market Value or ratings of such Eligible Investments (as opposed to a change in the makeup of such Eligible Investments) unless such deficiency exists for thirty days.

ARTICLE VII.

EVENTS OF DEFAULT AND THEIR EFFECT

SECTION 7.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Non-Payment of Credit Extension. Default in the payment when due of any LC Advance or any amount of principal on any Loan.

(b) Non-Payment of Interest, Fees, etc. Default, and continuance thereof for three (3) Business Days, in the payment when due of interest, fees or of any other amount payable hereunder or under the Credit Documents.

(c) Non-Payment of Other Debt.  (i)   Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Debt of, or guaranteed by, any Material Party if the aggregate amount of Debt of such Material Party which is accelerated or due and payable, or which (subject to any applicable grace period) may be accelerated or otherwise become due and payable, by reason of such default or defaults is $20,000,000 or more, or (ii) default in the performance or observance of any obligation or condition with respect to any such other Debt of, or guaranteed by, any Material Party if the effect of such default or defaults is to accelerate the maturity (subject to any applicable grace period) of any such Debt of $20,000,000 or more in the aggregate or to permit the holder or holders of such Debt of $20,000,000 or more in the aggregate, or any trustee or agent for such holders, to cause such Debt to become due and payable prior to its expressed maturity.

(d) Other Material Obligations. Except for obligations covered under other provisions of this Article VII, default in the payment when due, or in the performance or observance of, any material obligation of, or material condition agreed to by, a Material Party with respect to any material purchase or lease obligation of $20,000,000 or more (unless the existence of any such default is being contested by such Material Party in good faith and by appropriate proceedings and such Material Party has established, and is maintaining, adequate reserves therefor in accordance with GAAP) which default continues for a period of 30 days.

(e) Bankruptcy, Insolvency, etc.  (i)   Any Material Party becomes insolvent or unable to pay, or admits in writing its inability to pay, debts as they become due; (ii) there shall be commenced by or against any of such Persons any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, supervision, conservatorship, liquidation, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, rehabilitation, conservation, supervision, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, obligations or liabilities, or (B) seeking appointment of a receiver, trustee, custodian, rehabilitator, conservator, supervisor, liquidator or other similar official for it or for all or any substantial part of its assets, in each case which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) if filed against such Person, remains undismissed, undischarged or unstayed for a period of 60 days; or (iii) there shall be commenced against any of such Persons any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any of such Persons shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause(ii) or (iii) above; or (v) any Governmental Authority shall issue any order of conservation, supervision or any other order of like effect relating to any of such Persons.

(f) Financial Statements. Failure by the Parent or Max Bermuda to comply with its covenants set forth in Section 5.1 and continuance of such failure for five Business Days after notice thereof from the Administrative Agent.

(g) Specific Defaults. Failure by the Parent or Max Bermuda to comply with its covenants set forth in Sections 5.9, 5.10, 6.1, 6.2, 6.3, 6.4, 6.7(viii), 6.7(ix), 6.7(x), 6.7(xi), 6.7(xii), 6.7 (xiii), 6.8, 6.9 or 6.10.

(h) Non-compliance With Other Provisions. Failure by the Parent or Max Bermuda to comply with or to perform any provision of this Agreement or any other Credit Document (and not constituting an Event of Default under any of the other provisions of this Article VII) and continuance of such failure for 30 days after notice thereof from the Administrative Agent to such Borrower.

(i) Warranties and Representations. Any warranty or representation made by or on behalf of the Parent or Max Bermuda herein or in any Credit Document is inaccurate or incorrect or is breached or false or misleading in any material respect as of the date such warranty or representation is made; or any schedule, certificate, financial statement, report, notice, or other instrument furnished by or on behalf of a Borrower to the Administrative Agent or the Lenders is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

(j) Employee Benefit Plans. The Parent or Max Bermuda establishes any Plan.

(k) Credit Documents. The Security Agreement or any other Credit Document shall cease to be in full force and effect with respect to Max Bermuda, Max Bermuda shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Security Agreement, any action shall be taken by or on behalf of a Borrower or any Affiliate thereof to discontinue any of the Credit Documents or to contest the validity, binding nature or enforceability of any thereof or the Administrative Agent shall fail to have a first priority perfected Lien on any Collateral.

(l) Change in Control. A Change in Control occurs.

(m) Judgments. A final judgment or judgments which exceed an aggregate of $20,000,000 (excluding any portion thereof which is covered by insurance so long as the insurer is reasonably likely to be able to pay and has accepted a tender of defense and indemnification without reservation of rights) shall be rendered against the Parent or Max Bermuda and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 60 days after entry or filing of such judgment(s).

SECTION 7.2 Effect of Event of Default. If any Event of Default described in Section 7.1(e) shall occur and is continuing, all Obligations shall become immediately due and payable, and Max Bermuda shall become immediately obligated to deliver to the Administrative Agent cash collateral in an amount equal to 102% of the outstanding LC Obligations all without notice of any kind; and, in the case of any other Event of Default, the Administrative Agent may, and upon the written request of the Required Lenders shall, terminate the Aggregate Commitments hereunder and declare all or any portion of the Obligations to be due and payable, and/or demand that Max Bermuda immediately deliver to the Administrative Agent Cash and Cash Equivalents in an amount equal to 102% of the outstanding LC Obligations whereupon the Aggregate Commitments shall terminate and all or such portion of the Obligations shall become immediately due and payable, and/or demand that Max Bermuda immediately deliver to the Administrative Agent Cash and Cash Equivalents in an amount equal to the outstanding LC Obligations all without further notice of any kind. The Administrative Agent shall promptly advise the Borrowers of any such declaration but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 7.1(a) may not be waived except by consent of all of the Lenders and acknowledged by the Administrative Agent in writing.

SECTION 7.3 LC Collateral Account.

(a) If at any time after Max Bermuda has been required to deposit amounts in the LC Collateral Account (or maintain Collateral in the Custody Account) pursuant to Section 2.14, the Administrative Agent determines that the amount on deposit in the LC Collateral Account or the Custody Account, as applicable, is less than 102% of the amount of the respective outstanding LC Obligations for which such Collateral has been deposited, the Administrative Agent may demand Max Bermuda to deposit, and Max Bermuda shall, upon such demand and without any further notice, pay to the Administrative Agent for deposit in the LC Collateral Account or deposit in the Custody Account, as applicable, funds necessary to cure any shortfall.

(b) The Administrative Agent may, at any time or from time to time apply Collateral held in the LC Account or the Custody Account pursuant to Section 2.14 to the payment of the LC Obligations for which such Collateral was deposited then due and payable by Max Bermuda to the Fronting Bank, the Lenders or the Administrative Agent under the Credit Documents

(c) Neither Max Bermuda nor any Person claiming on behalf of or through Max Bermuda shall have any right to withdraw any of the Collateral held in the LC Collateral Account until all of the LC Obligations for which such Collateral has been deposited have been indefeasibly paid in full, the applicable Commitments have been terminated and applicable Letters of Credit have been terminated or expired, at which time any Collateral remaining in the LC Collateral Account shall be returned by the Administrative Agent to Max Bermuda. Notwithstanding the foregoing, in the event that the amount of the Collateral held in the LC Account or the Custody Account pursuant to Section 2.14 exceeds the amount required to be deposited pursuant thereto, upon request of Max Bermuda, the Administrative Agent will release the excess Collateral.

ARTICLE VIII.

CONDITIONS

SECTION 8.1 Conditions to Occurrence of the Effective Date. The occurrence of the Effective Date shall be subject to receipt by the Administrative Agent of all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Administrative Agent), each in form and substance satisfactory to the Administrative Agent (with sufficient copies for each Lender):

(a) Credit Documents. This Agreement and the Security Agreement executed by each party thereto.

(b) Organization Documents, Resolutions. Certified copies of the Organization Documents of the Parent and Max Bermuda and resolutions of the boards of directors of the Parent and Max Bermuda authorizing the execution, delivery and performance, respectively, of those documents and matters required of it with respect to this Agreement or the other Credit Documents.

(c) Incumbency and Signatures. A certificate of an Authorized Officer of the Parent and Max Bermuda certifying the names of the individual or individuals authorized to sign this Agreement and the other Credit Documents, together with a sample of the true signature of each such individual. (The Lenders may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.)

(d) Opinions of Counsel. An opinion of counsel of the Borrowers, addressed to the Administrative Agent, the Fronting Bank, the LC Administrator and the Lenders from each of (i) Sarene Bourdages, general counsel to the Borrowers, (ii) Akin Gump Strauss Hauer & Feld LLP, New York counsel to the Borrowers, and (iii) Conyers, Dill and Pearman, Bermuda counsel to the Borrowers, each in form and substance satisfactory to the Administrative Agent.

(e) Certificate. Certificate of an Executive Officer of each Borrower dated as of the Effective Date stating (i) that there are no material insurance regulatory proceedings pending or threatened against the Parent or Max Bermuda in any jurisdiction; (ii) that no Default or Event of Default exists or will result from the initial Credit Extension; (iii) that there has occurred since December 31, 2006, no event or circumstance that has resulted or in the judgment of such Executive Officer could reasonably be expected to result in a Material Adverse Effect and (iv) the Parent Debt Ratings.

(f) Borrowing Base Certificate. Max Bermuda shall have delivered a Borrowing Base Certificate calculated as of the most recent Business Day.

(g) Compliance Certificate. Max Bermuda shall have delivered a Compliance Certificate calculated as of March 31, 2006.

(h) Control Agreement. A Control Agreement substantially in the form of Schedule I to the Security Agreement executed by Max Bermuda, the Administrative Agent and Mellon Bank, N.A.

(i) Fees and Expenses. (i) The Administrative Agent shall have received on behalf of the Lenders the upfront fees required pursuant to Section 2.15(d) and the Borrowers shall have paid to the Administrative Agent any amounts due pursuant to the Fee Letter and (ii) unless waived by the Administrative Agent, the Borrowers shall have paid all charge and disbursements of counsel to the Administrative Agent and all out-of-pocket expenses of the Administrative Agent and the Arranger to the extent invoiced prior to on the Effective Date.

(j) Existing Agreement. The commitments under the Credit Agreement dated June 1, 2005, as amended, among Max Bermuda, the Parent, Max USA Holdings, various financial institutions and BofA, as administrative agent (the “Existing Agreement”), shall have been terminated and all loans, interest, fees and other costs and expenses due and owing through the Effective Date shall have been paid in full.

(k) Process Agent Letter. A letter from the process agent agreeing to the terms of Section 10.18.

(l) Other. Such other documents as the Administrative Agent may reasonably request.

SECTION 8.2 Conditions to All Credit Extensions. The obligation of the Lenders to make all Credit Extensions shall be subject to the prior or concurrent satisfaction (in form and substance satisfactory to the Administrative Agent) of each of the conditions precedent set forth below:

(a) Loan Notice, LC Application/Borrowing Base Certificate. The applicable Borrower shall have delivered a Loan Notice or an LC Application. In the event such Credit Extension is pursuant to the Tranche A Commitments, Max Bermuda shall have delivered a Borrowing Base Certificate calculated as of the most recent Business Day.

(b) No Default. No Default or Event of Default shall have occurred and be continuing or will result from the making of the Credit Extensions and no Default or Event of Default shall have occurred and be continuing under the Credit Documents or will result from the making of the Credit Extensions.

(c) Warranties and Representations.  (i)   All warranties and representations contained in this Agreement (other than Section 4.2 except in the case of the initial Credit Extension) shall be true and correct in all material respects as of the date of any Credit Extension, with the same effect as though made on the date of and concurrently with the making of such Credit Extension (except where such representation speaks as of specified date) and (ii) all covenants contained herein and in such documents to be performed by each of the parties thereto (other than the Administrative Agent or the Lenders) prior to the date of any Credit Extension shall have been performed.

(d) Litigation.  (i)   No litigation (including, without limitation, derivative actions), arbitration, governmental investigation or proceeding or inquiry shall be, on the date of any Credit Extension, pending, or to the knowledge of the Borrowers, threatened which seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or to obtain material relief as a result of, the transactions contemplated hereunder or, in the reasonable opinion of the Required Lenders, could be reasonably expected to be materially adverse to any of the parties to this Agreement and which is not Ordinary Course Litigation, and (ii) in the reasonable opinion of the Required Lenders, no material adverse development shall have occurred in any litigation (including, without limitation, derivative actions), arbitration, government investigation or proceeding or inquiry (x) with respect to any Reinsurance Agreement or Primary Policy (A) issued by Max Bermuda or its Subsidiaries in which the unreserved potential liability is in excess of 10% of Max Bermuda’s Net Worth or (B) issued by Insurance Subsidiaries of Max US Holdings in which the unreserved potential liability is in excess of 10% of the Parent’s Net Worth, or (y) disclosed in Schedule 4.2 which is likely to have a Material Adverse Effect.

(e) Fees. The fees referred to in Section 2.15 which are due and payable on or prior to the Effective Date or the date of any Credit Extension shall have been paid to the Administrative Agent, where applicable, for the benefit of the Lenders.

(f) Material Adverse Effect. There shall not have occurred any event which, in the reasonable judgment of the Required Lenders, constitutes a Material Adverse Effect.

Each request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 8.2(b), (c) and (d), have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

SECTION 9.1 Appointment and Authorization.

(a) Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Administrator and no Borrower shall have rights as a third party beneficiary of such provisions.

(b) The LC Administrator shall act on behalf of the Lenders with respect to any Letters of Credit issued by the Lenders and the documents associated therewith and shall have all of the benefit and immunities provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by such LC Administrator in connection with Letters of Credit issued by the Lenders or proposed to be issued by the Lenders and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article IX, included the LC Administrator with respect to such acts or omissions.

SECTION 9.2 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or the Applicable Issuing Party.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 9.3 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 9.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (and all the Lenders if required pursuant to Section 10.1) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 8.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of LC Advances, interest and fees required to be paid to the Administrative Agent for the account of the LC Administrator, the Fronting Bank or the Lenders, unless the Administrative Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article VII; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of any of the Agent-Related Persons.

SECTION 9.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers as required under this Agreement or any other Credit Document. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

SECTION 9.8 Administrative Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Parent and its Affiliates as though BofA were not the Administrative Agent or the LC Administrator hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Parent or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrowers) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Credit Extensions, BofA shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent or the LC Administrator, and the terms “Lender” and “Lenders” include BofA in its individual capacity.

SECTION 9.9 Successor Administrative Agent. The Administrative Agent may at any time resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by Max Bermuda. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Max Bermuda, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Any resignation by BofA as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Administrator and as Fronting Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Administrator and Fronting Bank, (b) the retiring LC Administrator and Fronting Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor LC Administrator and Fronting Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Administrator and Fronting Bank to effectively assume the obligations of the retiring LC Administrator and Fronting Bank with respect to such Letters of Credit.

SECTION 9.10 Withholding Tax. Each of the Lenders and the Administrative Agent (i) represents and warrants that on the date hereof (or, if later, the date it becomes a party to this Agreement) that under applicable law and treaties no U.S. withholding tax will be required to be withheld with respect to any payments to be made by the Borrowers hereunder, (ii) agrees to furnish to the Administrative Agent and the Borrowers on or before the first scheduled payment date after the Effective Date, a United States Internal Revenue Service Form W-8BEN and W-9 or Form W-8ECI and W-8, as appropriate (or successor forms) properly completed and executed and (iii) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption. The Borrowers shall have no liability under Section 3.1(c) to the extent any such representation or warranty is breached or proves to be incorrect.

(a) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Lender, such Lender agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Administrative Agent will treat such Lender’s IRS Form 1001 as no longer valid.

(b) If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8EC1 with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Borrowers to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(c) If any Lender is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 9.10 (a) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

SECTION 9.11 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Co-Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, Fronting Bank, LC Administrator or Issuer hereunder.

SECTION 9.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Fronting Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Fronting Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Fronting Bank and the Administrative Agent under Sections 2.15 and 10.4) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Fronting Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Fronting Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.15 and 10.4.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Fronting Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Credit Document, and no consent with respect to any departure by a Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent at the written request of the Required Lenders) and Max Bermuda and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall:

(a) increase or extend the Credit Extensions or the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2) without the written consent of such Lender;

(b) extend the expiry date of any Letter of Credit to a date after the Final Expiry Date without the written consent of each Lender;

(c) postpone any date fixed by this Agreement or any other Credit Document for any payment of LC Advances, principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Credit Document without the written consent of each Lender affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, on any Loan or LC Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate, or (ii) to amend any financial covenants herein (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any LC Borrowing or to reduce any fee payable hereunder;

(e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Obligations which is required for the Lenders or any of them to take any action hereunder without the written consent of each Lender;

(f) release the Security Agreement or release all or a substantial part of the Collateral granted thereunder except in accordance with the terms thereof without the written consent of each Lender; or

(g) amend this Section, or any provision herein providing for consent or other action by all Lenders without the written consent of each Lender;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Required Lenders or all the Lenders, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document and no amendment of any provision relating to the LC Administrator or the Fronting Bank shall be effective without the written consent of the LC Administrator or the Fronting Bank, as the case may be. Notwithstanding the foregoing the Fee Letter may be amended, or rights of privileges thereunder waived, in writing, executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender.

SECTION 10.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent or the LC Administrator, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in the Administrative Questionnaire supplied by the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Administrator hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Administrator pursuant to Article II if such Lender or the LC Administrator, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any other Agent-Related Person have any liability to the Borrowers, any Lender, the LC Administrator or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender, the LC Administrator or any other Person for indirect, special, incidental, consequently or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the LC Administrator and the Fronting Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Administrator and the Fronting Bank. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Telephonic Notices. The Administrative Agent, Administrator and the Fronting Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the LC Administrator, Fronting Bank or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

SECTION 10.4 Costs and Expenses. Each Borrower shall:

(a) whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Administrative Agent, Fronting Bank and LC Administrator) within ten Business Days after demand for all costs and expenses incurred by BofA (including in its capacity as Administrative Agent, Fronting Bank and LC Administrator), in connection with the negotiation, preparation, delivery, syndication, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Credit Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Administrative Agent) with respect thereto; and

(b) pay or reimburse the Administrative Agent, the Lenders, Fronting Bank and the LC Administrator within ten Business Days after demand for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Credit Document during the existence of an Event of Default or after acceleration of the Obligations (including in connection with any “workout” or restructuring regarding the Obligations, and including in any Insolvency Proceeding or appellate proceeding) provided that the parties shall to the extent of common interests use a single counsel.

SECTION 10.5 Indemnity.

(a) Whether or not the transactions contemplated hereby are consummated, each Borrower shall indemnify and hold the Agent-Related Persons, the Fronting Bank, the LC Administrator and each Lender and each of its respective Affiliates, officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Obligations and the termination, resignation or replacement of the Administrative Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Credit Extensions or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Borrowers shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b) To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(c) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(d) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Fronting Bank and the LC Administrator for, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.6 Payments Set Aside. To the extent that Borrower makes a payment to the Administrative Agent, the Fronting Bank or the Lenders, or the Administrative Agent, the Fronting Bank or the Lenders exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Fronting Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its Percentage of any amount so recovered from or repaid by the Administrative Agent.

SECTION 10.7 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Fronting Bank, the LC Administrator and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Agent-Related Parties, the Fronting Bank, the LC Administrator and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Subsection (b), LC Advances or participations in LC Obligations) at the time owing to it); provided that

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment and/or Loans outstanding or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans and the Commitment so assigned;

(iii) any assignment of a Commitment must be approved by the Administrative Agent and the Fronting Banks unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(v) unless otherwise agreed between the assigning Lender and such Eligible Assignee, if any Several Letters of Credit are outstanding, all such outstanding Several Letters of Credit are either amended or returned and reissued to give effect to such assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.4, 3.5 and 9.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Parent (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the Fronting Banks at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or LC Advances) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Fronting Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that directly affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section, but only to the extent such participant complied with the provisions of such Section 3.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent. A Participant that would be a Non-US Person if it were a Lender shall not be entitled to the benefits of Section 3.1 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 3.1(e) and Section 3.6 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.8 Confidentiality. Each Lender agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as “confidential” or “secret” by a Borrower and provided to it by a Borrower, or by the Administrative Agent on such Borrower’s behalf, under this Agreement or any other Credit Document (“Information”), and neither it nor any of its Affiliates shall use any Information other than in connection with or in enforcement of this Agreement and the other Credit Documents or in connection with other business now or hereafter existing or contemplated with either Borrower; except to the extent Information (a) was or becomes generally available to the public other than as a result of disclosure by the Lender, or (b) was or becomes available on a non-confidential basis from a source other than a Borrower, provided that such source is not bound by a confidentiality agreement with a Borrower known to the Lender; provided, however, that any Lender may disclose Information (i) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Credit Document; (vi) to such Lender’s independent auditors and other professional advisors; (vii) to any Participant or Eligible Assignee, actual or potential, provided that such Person agrees in writing to keep Information confidential to the same extent required of the Lenders hereunder; (viii) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which such Borrower is party or is deemed party with such Lender or such Affiliate; and (ix) to its Affiliates which are either such Lender’s parent or it or its parent’s wholly owned Subsidiary or, with the prior written consent of such Borrower which shall not be unreasonably withheld, its other Affiliates.

SECTION 10.9 Set-off. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Obligations have been accelerated, the Fronting Bank and each Lender is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Fronting Bank and such Lender to or for the credit or the account of any Borrower against any and all Obligations of such Borrower owing to the Fronting Bank and such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent the Fronting Bank and such Lender shall have made demand under this Agreement or any Credit Document and although such Obligations may be contingent or unmatured. The Fronting Bank and each Lender agree promptly to notify Max Bermuda and the Administrative Agent after any such set-off and application made by such Person; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 10.10 Notification of Addresses, Lending Offices, Etc. Each Lender shall notify the Administrative Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

SECTION 10.11 Counterparts; Facsimile. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to any Requirement of Law, have the same force and effect as manually-signed originals and shall be binding on the Borrowers, the Lenders, the Fronting Bank, the Administrative Agent and the LC Administrator. The Administrative Agent, the Fronting Bank and the LC Administrator may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

SECTION 10.12 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

SECTION 10.13 No Third Parties Benefitted. This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the LC Administrator, the Fronting Bank, the Lenders, the Administrative Agent, the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents.

SECTION 10.14 Governing Law and Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK PROVIDED THAT THE ADMINISTRATIVE AGENT, THE LC ADMINISTRATOR AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER U.S. FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE FRONTING BANK, THE LC ADMINISTRATOR AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWERS, THE ADMINISTRATIVE AGENT, THE FRONTING BANK, THE LC ADMINISTRATOR AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE FRONTING BANK, THE LC ADMINISTRATOR AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID OR BY ANY OTHER MEANS PERMITTED BY NEW YORK OR FEDERAL LAW.

SECTION 10.15 Waiver of Jury Trial. THE BORROWERS, THE LC ADMINISTRATOR, THE FRONTING BANK, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWERS, THE LC ADMINISTRATOR, THE FRONTING BANK, THE LENDERS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

SECTION 10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrowers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Arranger is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any of the Borrowers or their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any of the Borrowers or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

SECTION 10.17 Currency Indemnity. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to any Credit Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under any Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its main branch in San Francisco, California. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the applicable Borrower will, on the day of payment, pay such additional amount, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under any Credit Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Borrower shall indemnify and save the Administrative Agent harmless from and against loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in any Credit Document, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under any Credit Document or under any judgment or order.

SECTION 10.18 Service of Process. On or prior to the Effective Date, the Borrowers shall appoint CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 8th Avenue, New York, New York 10011, United States, as its agent to receive on its behalf and its property service of copies of the summons and complaints and any other process which may be served in any such action or proceeding, provided that a copy of such process is also mailed by registered or certified mail, postage prepaid, to the Borrowers at the address specified pursuant to Section 10.2. Such service may be made by mailing or delivering a copy of such process to the Borrowers in care of the Process Agent at the Process Agent’s above address, and the Borrowers hereby irrevocably authorize and direct the Process Agent to accept such service on its behalf. The Borrowers agree to indemnify the Process Agent in connection with all matters relating to its appointment as agent of the Borrowers for such purposes, to enter into any agreement relating to such appointment which such Process Agent may customarily require, and to pay such Process Agent’s customary fees upon demand. As an alternative method of service, the Borrowers also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrowers at the address specified pursuant to Section 10.2. Nothing in this Section 10.18 shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrowers, or any of their properties in the courts of any other jurisdiction.

SECTION 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

SECTION 10.20 Entire Agreement. This Agreement, together with the other Credit Documents, embodies the entire agreement and understanding among the Borrowers, the LC Administrator, the Fronting Bank, the Lenders and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

MAX BERMUDA LTD.

By:
Title:

MAX BERMUDA GROUP LTD.

By:
Title:

BANK OF AMERICA, NATIONAL

ASSOCIATION, as Administrative Agent, LC

Administrator, Fronting Bank and Lender

By:
Title:

CITIBANK, N.A.

By:
Title:

ING BANK N.V., LONDON BRANCH

By:
Title:

By:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Title:

THE BANK OF NEW YORK

By:
Title:

WEBSTER BANK, NATIONAL ASSOCIATION

By:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

By:
Title:

By:
Title: